Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED.

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED IS OMITTED AND MARKED WITH “[*******]” OR OTHERWISE

CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS

ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE, SUPPLY AND SUPPORT AGREEMENT

by and between

TITAN PHARMACEUTICALS, INC.

and

L. MOLTENI & C. DEI F.LLI ALITTI SOCIETÀ DI ESERCIZIO S.P.A.

dated

March 21, 2018

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TABLE OF CONTENTS CONTINUED

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TABLE OF CONTENTS CONTINUED

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THIS ASSET PURCHASE, SUPPLY AND SUPPORT AGREEMENT (the “Agreement”) is made as of March 21, 2018 (the “Effective Date”), by and between TITAN PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080-1921, United States (“Titan”), and L. MOLTENI & C. DEI F.LLI ALITTI SOCIETÀ DI ESERCIZIO S.P.A., a company organized and existing under the laws of Italy having its principal office at Strada Statale 67, Frazione Granatieri, Scandicci (Florence), Italy, (“Molteni”).

RECITALS

WHEREAS, Titan owns the Purchased Assets (as defined herein);

WHEREAS, Titan desires to sell to Molteni, and Molteni desires to purchase from Titan, the Purchased Assets, upon the terms and conditions hereinafter set forth;

WHEREAS, Molteni desires to manage, with assistance from Titan, the development of the Final Product for use in the Initial Indication and Subsequent Indications (each as defined herein), subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing statements and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Titan and Molteni hereby agree as follows:

1.            Definitions

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1           “Additional Services” means, in relation to the Semi-Finished Product, the Release, the kit assembly, the secondary packaging (including serialization) and DEA reporting resulting in the Final Product.

1.2           “Adverse Experience” or “AE(s)” means adverse drug experiences, as defined by 21 CFR Section 314.80 in the U.S., and any other Applicable Law in the Territory.

1.3           “Affiliate” of a Party means (i) any corporation or business entity of which at least fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; (iii) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (ii) controls or holds at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (iv) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

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1.4           “Agreement Term” has the meaning set forth in Section 13.1.

1.5           “Ancillary Agreements” means (a) the short-form patent assignments and short-form trademark assignments to be executed by Titan (or the applicable Affiliates thereof) and Molteni at or after the Closing, providing for the assignment of the Registered IP from Titan to Molteni, in substantially the form of the assignments set forth as Exhibit A hereto (the “IP Assignment Agreements”), (b) the Bill of Sale, dated as of the date hereof, by and between Titan and Molteni, in substantially the form set forth as Exhibit B hereto, (c) the Amended and Restated Venture Loan and Security Agreement, dated as of the date hereof, by and among Titan, Molteni and Horizon Technology Finance Corporation, in substantially the form set forth as Exhibit C hereto, (d) the Rights Agreement, dated as of the date hereof, by and between Titan and Molteni, in substantially the form set forth as Exhibit D hereto, and (e) the Warrant, dated as of the date hereof, issued to Molteni by Titan, in substantially the form set forth as Exhibit E hereto.

1.6           “Applicable Law” means the laws, rules, and regulations, including any statutes, rules, regulations, guidelines, or other requirements that may be in effect from time to time and apply to the activities contemplated by this Agreement in the Territory.

1.7           “Applicator” means the device used for the insertion of Product in a human body as set forth in the Final Product MAA.

1.8           “Audit Disagreement” has the meaning set forth in Section 7.6(a)(ii).

1.9           “Braeburn License” means the license agreement by and between Titan and Braeburn Pharmaceuticals, Inc., dated December 14, 2012 as amended to date.

1.10         “Business Day” means any day that is not (i) a Saturday or a Sunday or (ii) any other day on which banks in New York, New York, United States, the United Kingdom or Italy are permitted or required to be closed.

1.11         “Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of any particular period shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.12         “Calendar Year” means for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2018, and for each Calendar Year thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.13         “CFR” means the United States Code of Federal Regulations, as the same shall be in effect from time to time.

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1.14         “Commercialization Plan” means the plan relating to the Promotion and sale of the Final Product for the Initial Indication and, as applicable, each Subsequent Indication, which shall set forth in reasonable detail at least the following: (a) activities and estimated timelines relating to the Launch of Final Product in the Territory, including a description of the educational, marketing, commercialization and other Promotion activities and materials related to the Final Product (including a summary of sales efforts to be dedicated to the Promotion of the Final Product, including the anticipated number of representatives constituting the Molteni Sales Force and the anticipated number of details and targets of such details); (b) a budget estimating costs to be incurred in performing such activities, in the aggregate, by Calendar Quarter and by Calendar Year; and (c) sales forecasts for the first three (3) Calendar Years commencing in the Calendar Year in which Launch is projected to occur, including forecasted Permitted Deductions. For the avoidance of doubt, the Parties acknowledge and agree that Molteni’s failure to achieve any sales forecasts pursuant to subsection (c) herein shall not constitute a breach of this Agreement.

1.15         “Commercially Reasonable Efforts” means that degree of skill, effort, expertise, and resources normally used (including the promptness in which such efforts and resources would be applied) consistent with standards generally accepted in the pharmaceutical industry, including with respect to the diligent development, manufacture and commercialization of pharmaceutical products of similar market and profit potential at a similar stage in development or product life as the Final Product.

1.16         “Competitive Product” means an implant containing Compound that is substantially similar to the Final Product.

1.17         “Competitor Product” means any pharmaceutical product containing buprenorphine for the treatment of the Initial Indication that entails continuous delivery for more than ten (10) days, other than a Final Product introduced in the Territory in accordance with the terms of this Agreement.

1.18         “Compound” means the chemical compound known as buprenorphine whose specific chemical name is buprenorphine HCl ((2S)-2-[17-Cyclopropylmethyl-4,5α-epoxy-3-hydroxy-6-methoxy-6α,14-ethano-14α-morphinan-7α-yl]-3,3-dimethylbutan-2-ol hydrochloride) and any related analogues, homologues, derivative and other pharmaceutically active salts that have substantially the same functional effect as buprenorphine.

1.19         “Contract” means any contract, agreement, lease, sublease, license, sublicense or other legally binding commitment or arrangement, whether written or oral.

1.20         “Control” means, with respect to any material, information, or intellectual property right, that a Party (i) owns or (ii) has a license to, and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.21         “Corporate Transaction” has the meaning set forth in Section 16.2(a).

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1.22         “Cover”, “Covered” or “Covering” means, with respect to a product and a Patent Right in a particular country in the Territory, that, in the absence of a (sub)license under, or ownership of, such Patent Right, the making, using, offering for sale, selling or importing of such product in such country would infringe a Valid Claim of such Patent Right.

1.23         “Data” means any and all research data, pharmacology data, preclinical data, clinical data, medical chemistry, commercial, marketing, process development, manufacturing and other data or information, including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, and safety data, in each case generated from clinical or non-clinical studies, research or testing specifically related or directed to the Compound, Semi-Finished Product and/or the Final Product(s), together with all documentation submitted, or required to be submitted, to the FDA, the EMA or another Regulatory Authority in association with an IND, NDA, MAA or similar application for same (excluding any Drug Master Files (DMFs), Chemistry, Manufacturing and Control (CMC) data, or similar documentation).

1.24         “DEA” means any Drug Enforcement Agency.

1.25         “Dossier” means the complete pharmaceutical registration dossier prepared by Titan in E.U. format suitable to obtain the regulatory approval from the EMA of the MAA for the Final Product for the Initial Indication in the Territory, including all scientific and technical data and documents regarding the Final Product for the Initial Indication, in all its available strengths and presentations.

1.26         “DPT Agreement” means the Manufacturing Agreement by and between DPT Laboratories, Ltd. and Titan Pharmaceuticals, Inc. dated August 2, 2013;

1.27         “Earn-Out Payments” means any payment contemplated by Section 7.2 herein.

1.28         “Effective Date” has the meaning set forth in the Preamble.

1.29         “EMA” means the European Medicines Agency and any successor agency having substantially the same functions and authority.

1.30          “Encumbrance” means any mortgage, lien (statutory or otherwise), license, pledge, security interest, charge, hypothecation, restriction, claim of ownership, preference, encroachment, right of first refusal, title defect, covenant not to sue, release of claims or other encumbrance.

1.31         “EVA” means the excipient ethylene vinyl acetate copolymer incorporated in the Product.

1.32         “Expanded Label” means a label permitting Molteni to market the Final Product in the Territory for use in a broad population of opioid dependents, independent of their abuse history and their pre-treatment status with Compound without restrictions on retreatment or implantation site.

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1.33         “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions and authority.

1.34         “Final Product” means Semi-Finished Product after the performance by Molteni of the Additional Services for use in the Initial Indication and/or any Subsequent Indications and which is expected to be marketed under the Trademark or other name acceptable to a Regulatory Authority in the Territory if Probuphine® is determined to be not acceptable.

1.35         “First Commercial Sale” means the date on which Molteni or its Affiliate or sublicensee first sells the Final Product to a Third Party in the Territory for monetary value after Regulatory Approval has been obtained in such jurisdiction (including, without limitation, sale in an individual state or similar sub-national political subdivision in which Marketing Authorization has been achieved).

1.36         “Force Majeure” means, with respect to a Party, any fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any Governmental Authority.

1.37         “Fully Burdened Cost” shall mean all reasonable and documented costs and expenses incurred by or on behalf of Titan directly attributable to, or reasonably allocable to, the applicable activities or services being provided by Titan hereunder, determined in accordance with GAAP, including (i) out-of-pocket costs (including amounts payable by Titan to Third Parties), and (ii) costs for Titan’s internal personnel, valued at Titan’s then current full time equivalent rate as evidenced by appropriate documentation.

1.38         “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.39         “Governmental Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.

1.40         “Improvements” means all modifications, alterations, improvements, enhancements, and inventions, patentable or otherwise, made, created, developed, discovered, conceived or reduced to practice by or on behalf of a Party and/or any of its Affiliates during the Agreement Term, that have application or relate to the Semi-Finished Product or the Final Product, including developments in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, Indication, methods of use or packaging and/or sale of Products, including a process for manufacturing the Semi-Finished Product or the Final Product, an intermediate used in such process, a formulation of the Semi-Finished Product or the Final Product, or a use or Indication of the Semi-Finished Product or the Final Product.

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1.41         “IND” means an Investigational New Drug application, as described in 21 CFR Section 312.23, obtained for purposes of conducting clinical trials in accordance with the requirements of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. Section 355, and the regulations promulgated thereunder, including all supplements and amendments thereto, relating to the use of Compound or a Product.

1.42         “Indication” means any human disease or condition, or sign or symptom of a human disease or condition.

1.43         “Initial Indication” means the use of a Final Product for the treatment of opiate or opioid addiction.

1.44         “Intellectual Property Related Documentation” means each of the following in paper, digital or other form: (a) all letters patent relating to the Transferred Patent Rights; (b) all assignment agreements relating to the Transferred Intellectual Property; (c) the prosecution files and dockets relating to any of the Registered IP, including all written communications provided to or received from any Governmental Authority, original granted patents, trademark certificates of registration, and patent or trademark prosecution files held by prosecuting attorneys, in each case relating thereto (d) all documents and materials evidencing dates of invention, including dates of conception and reduction to practice, in respect of the Transferred Patent Rights, (e) litigation files to the extent relating to actions, suits or proceedings brought or considered to be brought for infringement or misappropriation of the Transferred Intellectual Property; (f) infringement claim charts for the Transferred Patents Rights prepared by or for the Titan or any Affiliate thereof (if any); and (g) all books, records, files, ledgers or similar documents used by Titan or any Affiliate thereof to track, organize or maintain the Transferred Intellectual Property, including the Dossier.

1.45         “Joint Inventions” has the meaning set forth in Section 9.1.

1.46         “Joint Patents” means a patent or patent application claiming a Joint Invention.

1.47         “Key Country” means any of the following: United Kingdom, Italy, Germany, or France.

1.48         “Know-How” means any non-public information, ideas, Data, inventions, works of authorship, trade secrets, technology, or materials, including formulations, molecules, assays, reagents, compounds, compositions, human or animal tissue, samples or specimens, and combinations or components thereof, whether or not proprietary or patentable, and whether stored or transmitted in oral, documentary, electronic or other form, including all Regulatory Documents.

1.49         “Launch” means the First Commercial Sale in the Territory.

1.50         “Law(s)” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

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1.51         “Liabilities” means any debts, liabilities, obligations, commitments, claims or complaints, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, fixed or contingent, matured or unmatured, determined or determinable or otherwise, whether arising under any Law, Order, Contract or otherwise, and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

1.52         “LIBOR” means the London Interbank Offered Rate for deposits in United States dollars having a maturity of one (1) month published by the British Bankers’ Association, as adjusted from time to time on the first London Business Day of each month. If at any time the LIBOR is no longer available, or ceases to exist, the Parties shall endeavor to establish an alternate rate of interest to the LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for similar loans to similar borrowers in the United States at such time, and the Parties shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.

1.53         “Losses” means any and all damages of any kind whatsoever (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, judgments (including penalties imposed by any Governmental Authority), costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) and other monetary obligations arising out of or resulting from claims or judgments, arbitral awards, including amounts paid in settlement of claims, judgments, legal (including judicial, arbitral and administrative) proceedings and the like, incurred or otherwise payable to Third Parties.

1.54         “MAA” means a marketing authorization application (comparable to an NDA in the U.S.) filed with the requisite Regulatory Authority in the Territory, such as the EMA, including all supporting documentation and data submitted for such application to be accepted for review, and requesting approval for commercialization of Final Product in the Territory.

1.55         “MAA Transfer Date” means the date on which the MAA is accepted and approved by the EMA at the conclusion of the centralized procedure.

1.56         “Manufacturing Facility” means the facility of Titan’s contract manufacturer, DPT Laboratories, Ltd., located at 5300 Research Plaza, Brooks City Base, San Antonio, TX USA 78235 as provided in the DPT Agreement and identified in the MAA to manufacture Semi-Finished Product.

1.57         “Marketing Authorization” means the required national registration and pricing approval for the Final Product for the Initial Indication issued by the relevant Regulatory Authorities in the Territory.

1.58         “Marketing Distributor” means a Third Party to whom Molteni or an Affiliate has granted a right (a license) to distribute, market, sell and/or promote the Final Product in the Territory.

1.59         “Molteni” has the meaning set forth in the Preamble.

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1.60         “Molteni Indemnified Parties” has the meaning set forth in Section 14.1(a).

1.61         “Molteni Inventions” has the meaning set forth in Section 9.1.

1.62         “Molteni Sales Force” means the professional fully trained sales force retained by Molteni to support its obligations under this Agreement.

1.63         “NDA” means a New Drug Application, including all supplements and amendments thereto, filed with United States FDA pursuant to Section 505 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. Section 355 to apply for FDA approval to market a drug.

1.64         “Net Sales” means

(a)          with respect to the Primary Territory, the gross Ex-factory sales amount invoiced for all commercial sales to Third Parties by Molteni and/or its Affiliates, sublicensees or Marketing Distributor(s) within the Primary Territory for the sale of the Final Product, reduced by the following deductions actually allowed or reserved in accordance with GAAP (collectively, “Permitted Deductions”) up to a maximum of twenty percent (20%) of such gross Ex-factory sales amount:

(i)          discounts actually granted and returns credited;

(ii)         payments by any distributor to Molteni other than for the final sale of the Final Product to the end customer; and

(iii)        sales taxes, value-added taxes, excise taxes, tariffs and duties, including government compulsory deduction on sales (i.e. payback mechanism) and other rebates and taxes directly related to the sale of the Final Product in the Territory; and

(b)          with respect to the Secondary Territory, the amount paid to Molteni and/or its Affiliates by its Marketing Distributor(s) for the sale of the Final Product within the Secondary Territory, reduced by the deductions described in subclauses (i) and (iii) of Permitted Deductions.

Sales or other transfers between Molteni, its Affiliates or its or their sublicensees and any dispositions of such Final Product for pre-clinical or clinical testing required in connection with or in furtherance of obtaining Regulatory Approval of the Final Product, in each case, shall be excluded from the computation of Net Sales and no payments will be payable to Titan on such sales or transfers, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates. For the sake of clarity, to the extent any distributor is also an Affiliate or sublicensee of Molteni, any payments from such distributor to Molteni shall not be included in Net Sales.

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Any of the Permitted Deductions shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity and there shall be no double-counting in determining Permitted Deductions. For purposes of determining Net Sales, a Final Product shall be deemed to be sold when invoiced. No more than one royalty payment shall be due with respect to a sale of a particular Final Product. In the event that Molteni, its Affiliates, sublicensees or Marketing Distributors sells the Final Product as part of a bundle or group sale with other products not covered by this Agreement, and Molteni, its Affiliates, sublicensees or Marketing Distributors provides a discount, allowance or rebate to the purchaser of the Final Product based on the aggregate amount invoiced for all products sold, such discount, allowance or rebate shall be allocated to each of the products pro rata based on the gross amount invoiced for each such product less all other Permitted Deductions specifically related to each such product.

1.66         “Order” means any writ, judgment, edict, decree, injunction, ruling, order or other binding obligation, pronouncement or determination of any Governmental Authority having the force of Law.

1.67         “Party” means Titan or Molteni, as applicable.

1.68         “Patent Rights” means any of the following, whether existing now or in the future: (i) patents and patent applications (including provisional applications); (ii) all patent applications filed either from such patents or patent applications or from an application claiming priority from either of these, including continuations, continuations-in-part, divisionals, converted provisionals, continued prosecution applications, and substitute applications; (iii) any patents issued (A) based on or claiming priority to any such patent applications in (i) and (ii), or (B) which are subject to a terminal disclaimer with any such patent applications in (i) and (ii); (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, renewals, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (i), (ii) and (iii); (v) any similar rights, including rights provided by multinational treaties or conventions, so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patents or patent applications; and (vi) any other patents and patent applications that dominate the foregoing patents.

1.69         “Permitted Deductions” has the meaning set forth in Section 1.64.

1.70         “Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

1.71         “Phase IV Clinical Trials” means a human clinical trial for a Final Product commenced after receipt of EMA approval for either the Initial Indication or Subsequent Indications and that is conducted within the parameters of the EMA Approval for such Final Product. Phase IV Clinical Trials may include epidemiological studies, modeling and pharmacoeconomic studies, investigator sponsored clinical trials of such Final Product and post-marketing surveillance studies.

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1.72         “Primary Territory” means European Union, Switzerland, Norway, Iceland, Liechtenstein, Bosnia, Serbia, Montenegro, Macedonia and Albania, it being understood that the United Kingdom and Northern Ireland shall continue to be included in the Primary Territory even in the event they no longer belong to the European Union.

1.73         “Product” means a subdermal implant consisting of Compound and EVA developed and/or provided by Titan or its designee.

1.74         “Product Label(ing)” means (a) the full prescribing information for a product approved by the applicable Regulatory Authority in the Territory, and (b) all labels and other written, printed or graphic information included in or placed upon any container, wrapper package insert used with or for the Final Product in the Territory.

1.75         “Product MAA” means the MAA owned by Titan, and applied for by FGK Representative Service GmbH (Titan’s appointed applicant pursuant to EC Directive 2001/83/EC for the Product MAA), (“FGK”) as of the Effective Date relating to Probuphine® (No. H0004743), together with the Dossier and all amendments, supplements and updates thereto.

1.76         “Product Trademark(s)” means the Trademark and all related domain names, and/or any other confusingly similar trademarks, trade dress rights (including packaging design), logos, slogans, domain names and designs used as indicia of origin, whether or not registered in a country or Territory. Titan House Marks are excluded from this definition.

1.77         “Promotion” means those activities normally undertaken by a pharmaceutical company to implement promotion plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product under a common trademark, up to the point of offering a product for sale. When used as a verb, “Promote” means to engage in such activities.

1.78         “Promotional Materials” means all written, printed or graphic material, other than Product Labeling, packaging, or trade dress, intended for use by Molteni, its Affiliates, sublicensees or Marketing Distributors during Promotion of a Final Product under this Agreement, including visual aids, file cards, premium items, clinical studies, reprints, business cards, identification tags and any other promotional support items or advertisements provided in accordance with the terms of the Commercialization Plan.

1.79         “Proprietary Information” means any and all Know-How, scientific, clinical, regulatory, marketing, financial, technical, non-technical, commercial or other confidential information or data of a confidential nature, whether communicated in writing, orally or by any other means, that is under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement, but excluding, for the avoidance of doubt, in the case of Titan, the Transferred Know-How.

1.80         “Prosecution and Maintenance” shall mean, with respect to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as re-examinations, reissues, requests for Patent Right term extensions and the like with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent Right; and “Prosecute and Maintain” shall have the correlative meaning.

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1.81         “Recall” has the meaning set forth in Section 4.2(e).

1.82         “Regulatory Approval” means with respect to a pharmaceutical or biological product or medical device in a country or regulatory jurisdiction, any and all approvals, licenses, permits, certifications, registrations or authorizations from the relevant Regulatory Authority in such regulatory jurisdiction that is specific to such product and necessary for the marketing and commercial sale of such product in such country or regulatory jurisdiction (including pricing and/or reimbursement approval in any country in which pricing and/or reimbursement approval is required by Applicable Laws), including the approval of a MAA by the EMA.

1.83         “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a product in such country or regulatory jurisdiction, including the EMA and any successor thereto, and any national regulatory authority in any EU country.

1.84         “Regulatory Documents” means all dossiers, filings, applications, modifications, amendments, notifications, supplements, revisions, reports, submissions, authorizations, registrations, and approvals, including any IND or NDA, and any reports or amendments necessary to maintain Regulatory Approvals.

1.85         “Release” means the quality control assessment, upon receipt from Titan, and the European release activities to be performed on the Semi-Finished Products by Molteni as required by Applicable Laws and regulations in order to market the Final Product within the Territory.

1.86         “SEC” has the meaning set forth in Section 12.3.

1.87         “Secondary Territory” means (a) Algeria, Bahrain, Cyprus, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Morocco (including Western Sahara), Oman, Palestine, Qatar, Saudi Arabia, Syria, Tunisia, Turkey, United Arab Emirates, Yemen; and (b) Russia, Ukraine, Belarus, Armenia, Georgia, Azerbaijan, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan and Uzbekistan.

1.88         “Semi-Finished Products” means the Product including all pharmaceutical components, applicator and related technology, prior to the performance by Molteni of the Additional Services.

1.89         “Specifications” means the respective specifications for the Final Product as set forth in the Product MAA, as such may be modified from time to time in such Product MAA and pursuant to Section 4.2(a)(ix).

1.90         “Steering Committee” has the meaning set forth in Section 3.1(a).

1.91         “Steering Primary Contact” has the meaning set forth in Section 3.1(c).

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1.92         “Subsequent Indication” means the use of a Final Product for the treatment of any Indication that is not the Initial Indication.

1.93         “Territory” means the Primary Territory and the Secondary Territory.

1.94         “Third Party Claims” has the meaning set forth in Section 14.2.

1.95          “Third Party(ies)” means a person or entity who or which is not a Party, Affiliate, or sublicensee of a Party.

1.96          “Third Party Manufacturer(s)” means Third Parties that may during the Agreement Term be engaged by a Party to perform services or supply facilities or goods in connection with any part of the manufacture, testing and/or packaging of the Compound, Product, Semi-Finished Product, or the Final Product, including pursuant to the DPT Agreement.

1.97         “Titan” has the meaning set forth in the Preamble.

1.98         “Titan Indemnified Parties” has the meaning set forth in Section 14.1(a).

1.99         “Titan House Marks” means the trademarks, trade names, domain names, or other names, logos or marks used or registered by Titan to identify itself set forth on Schedule 1.99.

1.100        “Titan Inventions” has the meaning set forth in Section 9.1.

1.101       “Titan Territory” means the world, excluding the Territory.

1.102       “Trademark” means (a) the trademark Probuphine® registered in the name of Titan or one of its Affiliates in the Territory (as set forth in Schedule 8.2(a)), (b) the trademark Proneura® registered in the name of Titan or one of its Affiliates in the Territory (as set forth in Schedule 8.2(a)), and (c) any and all common law rights or other related rights to the foregoing in the Territory.

1.103       “Transferred Intellectual Property” means Transferred Patent Rights, the Product Trademarks, the Transferred Know-How, and all rights to intellectual property and propriety rights of Titan or any Affiliate thereof to the extent embodied in the Intellectual Property Related Documentation.

1.104       “Transferred Know-How” means all unpatented information and data in the Territory that are as of the Effective Date or become during the Agreement Term Controlled by Titan, including discoveries, Improvements, processes, formulas, inventions, know-how and trade secrets, to the extent necessary or useful for the development, manufacture, and/or commercialization of a Semi-Finished Product or Final Product in the Territory. Transferred Know-How does not include any Patent Rights, Regulatory Documents or Regulatory Approvals in the Titan Territory. Transferred Know-How also includes all marketing authorizations and marketing approvals granted by Regulatory Authorities (e.g., approved MAAs and related applications and other forms of marketing authorization) to Titan for the marketing of Final Products in the Territory.

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1.105        “Transferred Patent Rights” means all Patent Rights in the Territory that are as of the Effective Date or become during the Agreement Term Controlled by Titan and that Cover, or would be reasonably necessary for, the making, having made, use, offer for sale, sale or importation of the Final Products or claim any Improvements made by Titan, and in any event, those Patent Rights listed on Schedule 1.105 hereto (collectively, the listed patent and patent applications with any continuations and divisional applications claiming priority thereto and patents issuing thereupon are the “Transferred Core Patents”).

1.106       “Valid Claim” means, on a country-by-country basis, a claim of an issued or finally granted and unexpired Patent Rights included within the Transferred Patent Rights that has not been admitted by a Party to be or otherwise caused to be invalid or unenforceable through reissue, disclaimer, revocation, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

Each defined term used in the Agreement but not set forth above is defined in the body of this Agreement as indicated below.

Acquiring Entity	2.8(b)
Agreement	Preamble
Agreement Term	13.1
Assumed Liabilities	2.3(a)
Audit Disagreement	7.6(a)(ii)
Bank Account	7.1(a)
Binding Forecast	6.5
Closing	2.4(a)
Closing Date	2.4(a)
Closing Payment	7.1(a)
Corporate Transaction	16.2(a)
Effective Date	Preamble
Excluded Liabilities	2.3(b)
Joint Inventions	9.1
KOLs	3.1(b)(v)
Label	4.2(a)(iii)
Launch Forecast	6.4(a)
Molteni	Preamble
Molteni Indemnified Parties	14.1(a)
Molteni Inventions	9.1
Non-Conforming	6.10(e)
Non-Conformity	6.10(e)
pdf	16.11
Purchase Order	6.6
Purchase Price	6.3
Purchased Assets	2.1
Recall	4.2(e)
Registered IP	8.2(a)
SEC	12.3
Services	8.3(a)

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Steering Committee	3.1(a)
Steering Primary Contact	3.1(c)
Step-In Date	13.7
Step-Out Date	13.7
Step-Out Notice	13.7
Step-Out Plan	13.7
Subject Transaction	2.8(b)
Territory Copyrighted Works	5.2(b)
Third Party Claims	14.2
Third Party Patent Right	7.3(a)
Third Party Patent Right Notice	7.3(a)
Titan	Preamble
Titan Indemnified Parties	14.1(a)
Titan Inventions	9.1

2.            Sale of Purchased Assets

2.1           Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at and effective as of the Closing, Titan shall (or shall cause the applicable Affiliate thereof to) sell, transfer, convey, assign and deliver to Molteni, and Molteni shall purchase and accept from Titan (or such Affiliate thereof), all of the following assets, properties and rights (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances:

(a)          the Transferred Intellectual Property;

(b)          the Product MAA;

(c)          all Intellectual Property Related Documentation owned by, in the possession or control of, or that can be reasonably obtained by, Titan, its Affiliates or their respective representatives;

(d)          any and all other rights and privileges relating to the Transferred Intellectual Property, or arising therefrom, including (i) the right to register or apply in any and all countries and regions in Molteni’s name for patents, utility models, design registrations and like rights of exclusion and for inventors’ certificates and improvements, in each case in respect of the Transferred Patent Rights, (ii) the right to prosecute, maintain and defend such Transferred Intellectual Property before any public or private agency, office, registrar or other applicable Governmental Authority or other Person, (iii) the right to claim priority based on the filing dates of any of the Transferred Intellectual Property under any applicable treaty, Law or otherwise, (iv) any and all causes of action and enforcement rights, whether currently pending, filed, threatened or otherwise, for or in respect of the Transferred Intellectual Property, (v) without limiting the foregoing, the right to sue and recover damages, other compensation and/or equitable relief (including injunctive relief) for past, present or future infringements in respect of the Transferred Intellectual Property, and (vi) the right to fully and entirely stand in the place of the Titan or any Affiliate thereof in all matters related to the Transferred Intellectual Property;

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(e)          all deferred and prepaid charges, fees, recoverable deposits, advances and expenses paid by or on behalf of any Titan or any Affiliate thereof in respect of the other Purchased Assets; and

(f)          all goodwill relating to the Purchased Assets.

2.2           Non-Transferable Purchased Assets.

(a)          To the extent that any Purchased Asset may not be assigned to Molteni as contemplated hereby without the approval, consent or waiver of another Person and such approval, consent or waiver has not been obtained prior to the Closing, unless Molteni shall otherwise determine in writing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such approval, consent or waiver shall not have been obtained prior to the Closing, unless otherwise determined in writing by Molteni, Titan shall, and shall cause its Affiliates to, (a) assist and cooperate with Molteni in order for Molteni to obtain all necessary approvals, consents and waivers to the assignment and transfer thereof, and (b) until any such approval, consent or waiver is obtained and the related Purchased Asset is transferred and assigned to Molteni, (i) provide to Molteni the benefits of such Purchased Asset, including provision of the consideration and other economic benefits received in respect of such Purchased Asset, which consideration shall be held in trust for the benefit of, and shall be promptly delivered to, Molteni and (ii) as directed by Molteni, continue to perform its obligations under, and enforce, at the request of and for the account of Molteni, any rights of Titan or its Affiliates arising under any such Purchased Asset. For any such Purchased Asset that is not assigned to Molteni at the Closing, during the period in which Titan or any Affiliate thereof continues to hold or own or operate such Purchased Asset (including by being a counterparty to any Contract), Titan shall not, and shall not permit any Affiliate thereof to, without the prior written consent of Molteni, take any material action in respect of such Purchased Asset (including amending or waiving any material rights or terms thereof, as applicable). Once the applicable consent for the assignment or transfer of any such Purchased Asset not assigned or transferred at the Closing is obtained, Titan shall, and shall cause its Affiliates to, assign and transfer such asset to Molteni at no additional cost.

(b)          To the extent that any Transferred Intellectual Property cannot be assigned Molteni, until such Transferred Intellectual Property can be assigned to Molteni, Titan hereby grants to Molteni an exclusive (even as to Titan and its Affiliates), irrevocable, perpetual, fully-paid up, royalty-free right and license (with the right to freely grant sublicenses to multiple tiers of sublicensees) in the Territory, under such Transferred Intellectual Property to import, use, Promote, market, distribute, offer for sale, sell or otherwise make use of the Transferred Intellectual Property for any purpose.

2.3           Liabilities.

(a)          Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Titan shall assign to Molteni, and Molteni shall assume from Titan and agree to pay and discharge when due, all Liabilities arising due to actions or omissions taken (or not taken) by Molteni in respect of the Purchased Assets following the Closing Date (collectively, but excluding the Excluded Liabilities, the “Assumed Liabilities”).

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(b)          Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, neither Molteni nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Liabilities of Titan or any of its Affiliates, other than the Assumed Liabilities (all such Liabilities other than the Assumed Liabilities being referred to herein as the “Excluded Liabilities”), and the Excluded Liabilities shall remain the sole obligation and responsibility of Titan and its Affiliates. For the avoidance of doubt, the Excluded Liabilities include all Liabilities of Titan and its Affiliates (i) in respect of or otherwise relating to the Purchased Assets that arise at any time (including after the Closing) from any actions, omissions or any state of facts or circumstances that were taken (or not taken) or that existed on or prior to the Closing Date, including (A) any such Liabilities arising at any time (including after the Closing) from the ownership, use or exploitation of the Purchased Assets by Titan or its Affiliates on or prior to the Closing Date, (B) prosecution costs with any intellectual property offices related to the Transferred Intellectual Property associated with the ownership or exploitation by or through the Titan or its Affiliates, in each case that are attributable to periods occurring on or prior to the Closing Date, and (ii) Liabilities arising under any Contracts to which Titan or any Affiliate thereof is or was a party or otherwise bound, including in respect of the performance or non-performance thereunder that is or was required thereunder.

2.4           Closing.

(a)          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the New York City office of Willkie Farr & Gallagher LLP, at 10:00 a.m. local time, on the date hereof (the date on which the Closing occurs is referred to as the “Closing Date”). The Closing shall be deemed to have occurred at 12:00 a.m., Eastern time, on the Closing Date, such Molteni shall be deemed the owner of the Purchased Assets on and after the Closing Date.

(b)          Titan Closing Deliveries. At the Closing, Titan shall deliver (or cause to be delivered) the following to Molteni:

(i)          each of the Ancillary Agreements (other than the IP Assignment Agreements) to which Titan or any Affiliate of Titan is a party, validly executed by a duly authorized representative of Titan and each such Affiliate thereof; and

(ii)         a receipt acknowledging receipt of the Closing Payment in satisfaction of Molteni’s obligations pursuant to Section 7.1(a), validly executed by a duly authorized representative of Titan.

(c)          Molteni Closing Deliveries. At the Closing, Molteni shall deliver (or cause to be delivered) the following:

(i)          to Titan, each of the Ancillary Agreements to which Molteni or any Affiliate thereof is a party, validly executed by a duly authorized representative of Molteni and such Affiliates; and

(ii)         to the Bank Account, the Closing Payment in accordance with the terms set forth in Section 7.1(a).

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(d)          Post-Closing Deliveries. Within ten (10) Business Days of Closing, Titan shall deliver (or cause to be delivered) the following:

(i)          originals or copies of all of the Intellectual Property Related Documentation; and

(ii)         each of the IP Assignment Agreements to which Titan or any Affiliate of Titan is a party, validly executed by a duly authorized representative of Titan and each such Affiliate thereof; and

(iii)        a current electronic copy of a docketing report for the Registered IP accurately setting forth any and all dates relevant to the prosecution or maintenance of the Registered IP, including information relating to deadlines, payments and filings for the Registered IP, and the names, business, business addresses, business email addresses, and business phone numbers of all prosecution counsel and agents.

2.5           Transfer of Product MAA. On the MAA Transfer Date, Titan shall instruct FGK to submit a transfer-of-marketing-authorization application to the EMA transferring ownership and all responsibilities of the marketing authorization for the Final Product to Molteni. Upon Titan’s request, Molteni shall reasonably assist in the preparation and submission of said transfer-of-marketing-authorization application. Molteni shall be responsible for the cost of the preparation and submission of said transfer-of-marketing-authorization application.

2.6           Access to Information. Subject to the terms and conditions of this Agreement, Titan shall provide to Molteni all Data obtained by Titan related to the Compound, Semi-Finished Product and Final Product, subject to any consents or conditions required of any Third Party Manufacturers (provided, that Titan shall use commercially reasonable efforts to obtain any such necessary consents or perform any such necessary conditions), and data and information with respect to pharmacovigilance related to same, including all existing and future clinical / pharmacoeconomic data and/or trials regarding the same directly or indirectly generated/performed by, in the possession of, or accessible by Titan, including without limitation pursuant to the Braeburn License and/or from any subsequent licensee, as soon as Data is available to Titan, and Titan shall cooperate in good faith to provide Molteni access to and reasonable assistance with all intellectual property and other Proprietary Information as may be required for Molteni to exercise the rights and licenses explicitly granted and to perform its obligations hereunder.

2.7           Retained Rights; Grant Back License; No Implied Licenses; Limitations. Titan shall be permitted to develop, manufacture and have manufactured the Semi-Finished Product in the Territory (a) solely for the purpose of developing and manufacturing Semi-Finished Product for sale, offer for sale, use or distribution in, and importation into, the Titan Territory in accordance with this Agreement, and (b) for the purpose of assisting Molteni with development of the Final Product in accordance with Article 4. Molteni shall be permitted to develop, manufacture and have manufactured the Semi-Finished Product in the Titan Territory solely for the purpose of developing and manufacturing Final Product for sale, offer for sale, use or distribution in, and importation into, the Territory in accordance with this Agreement. In addition, (x) all rights not specifically granted to Molteni herein are reserved and retained by Titan, including all other rights in the Titan Territory, and (y) all rights not specifically granted to Titan herein are reserved and retained by Molteni, including all other rights in the Territory. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party, to or in respect of any product, patent, trademark, Proprietary Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein.

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2.8           Non-Competition.

(a)          Prior to the fifth anniversary of the approval of the MAA, Molteni will not Promote, market, commercialize, dispose of, or sell, itself or through its Affiliates or sublicensees, any Competitor Product in the Territory. Thereafter, if Molteni markets any Competitor Products in the Territory, it shall pay Titan the payments set forth in Section 7.2(b). During the Agreement Term, Titan will not, and will not enter in to any additional arrangements to, Promote, market, commercialize, dispose of, or sell, directly or indirectly, or permit its Affiliates to Promote, market, commercialize, dispose of, or sell any Competitor Product in the Territory, or acquire, or permit its Affiliates to acquire, directly or indirectly any rights or interest in or to any Competitor Product that is being Promoted, marketed or sold in the Territory.

(b)          Notwithstanding the foregoing, nothing in this Section 2.8 shall prohibit any Acquiring Entity of a Party or any of its respective Affiliates or sublicensees from continuing, furthering or performing (i) any activities in which it was engaged prior to the effective date of a Subject Transaction or (ii) any activities relating to products developed by an Acquiring Entity (or any other Third Party) subject to the exclusive rights granted to Molteni herein and without accessing or practicing technology or information made available to Molteni under this Agreement; provided that, such Subject Transaction occurs no less than six (6) months following Launch. For purposes of this Section 2.8(b), (x) “Subject Transaction” shall mean a transfer to a Third Party of all or substantially all of a Party’s or an Affiliate of such Party’s assets to which this Agreement relates, or the merger or consolidation with, or acquisition of, a Party or an Affiliate of such Party by a Third Party and (y) “Acquiring Entity” shall mean such Third Party described in clause 2.8(b)(x).

2.9           Restrictive Covenants.

(a)          Subject to Section 2.7, during the Agreement Term, Molteni shall not, either directly or indirectly, (i) sell or otherwise dispose of the Products, Semi-Finished Products or Final Products to any Third Party outside the Territory or (ii) knowingly sell or otherwise dispose of the Products, Semi-Finished Products or Final Products to any Third Party within the Territory for the purpose of sale or other disposition to any Third Party outside the Territory. If Molteni knows or becomes aware that a Third Party to whom Molteni sells or otherwise disposes of the Products, Semi-Finished Products or Final Products is engaged in the sale or distribution of the Products, Semi-Finished Products or Final Products for use outside the Territory, then Molteni shall (A) within three (3) Business Days after gaining knowledge of notify Titan thereof and provide all non-confidential information in Molteni’s possession that Titan may reasonably request concerning such activities and (B) take all reasonable steps (including cessation of sales to such customer) necessary to prevent such sale or other disposition for use outside the Territory. All inquiries or orders received by Molteni for the Product, Semi-Finished Products or Final Products for final delivery outside the Territory shall be referred to Titan. Molteni shall use Commercially Reasonable Efforts to cause each of its Marketing Distributors and any sublicensees to comply with the obligations of Molteni under this Section 2.9(a) and in the event that the sublicensee fails to do so upon reasonable notice, then Molteni shall terminate such sublicense.

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(b)          Subject to Section 2.7, during the Agreement Term, Titan shall not, either directly or indirectly, (i) commercialize, sell or otherwise dispose of Products, Semi-Finished Products or Final Products to any Third Party in the Territory or (ii) knowingly sell or otherwise dispose of Products, Semi-Finished Products or Final Products to any Third Party outside the Territory for the purpose of sale or other disposition to any Third Party in the Territory. If Titan knows or becomes aware that a Third Party to whom Titan sells or otherwise disposes of Products, Semi-Finished Products or Final Products is engaged in the sale or distribution of Products, Semi-Finished Products or Final Products for use in the Territory, then Titan shall (A) within three (3) Business Days after gaining knowledge of notify Molteni thereof and provide all non-confidential information in Titan’s possession that Molteni may reasonably request concerning such activities and (B) take all reasonable steps (including cessation of sales to such Third Party) necessary to prevent such sale or other disposition for use in the Territory. All inquiries or orders received by Titan for Product, Semi-Finished Products or Final Products for final delivery in the Territory shall be referred to Molteni. Titan shall use Commercially Reasonable Efforts to cause each of its licensees (other than Molteni) to comply with the obligations of Titan under this Section 2.9(b).

(c)          Titan shall not, and shall cause its Affiliates not to, directly or indirectly, take any actions or omit to take any actions (including the commencement or threatening of any action, suit, claim, investigation, legal or administrative proceeding) that is intended to or that would reasonably be likely to (assuming that such action or proceeding achieves the relief or judgment being sought therein) have the effect of invalidating, rendering unpatentable or unenforceable or otherwise limiting, terminating or adversely affecting any of the Transferred Intellectual Property, it being understood and agreed that the foregoing prohibition shall preclude Titan or any of its Affiliates from, directly or indirectly, cooperating with, assisting or facilitating any other Person that is seeking or attempting to invalidate, render unpatentable or unenforceable or otherwise limit, terminate or adversely affect any of the Transferred Intellectual Property.

2.10         Further Assurances. Each Party shall, and shall cause any applicable Affiliate thereof to, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request, in each case that are consistent with the terms of this Agreement, in order to vest in Molteni all of Titan’s and its respective Affiliates’ right, title and interest in and to the Purchased Assets as contemplated hereby, including execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Molteni the benefit of the transactions contemplated hereby. Effective upon the Closing, Titan hereby irrevocably appoints Molteni and its successors, agents and assigns as its true and lawful attorney, in its name, place and stead, with power of substitution, to (a) execute, acknowledge, deliver, swear to, file and record any IP Assignment Agreement, or (b) otherwise take any action necessary to vest in Molteni all of Titan’s and its respective Affiliates’ right, title and interest in and to the Purchased Assets as contemplated hereby. The foregoing power of attorney is a special power of attorney coupled with an interest and is irrevocable.

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3.            Steering Committee

3.1           Composition and Purpose.

(a)          Members. Effective as of the Effective Date, the Parties shall establish a joint committee (the “Steering Committee”) composed of four (4) individual members, two (2) of whom shall be appointed by Titan and two (2) of whom shall be appointed by Molteni. The members of the Steering Committee as of the Effective Date shall be as set forth on Schedule 3.1. Either Party may replace either or both of its members on the Steering Committee at any time upon written notice to the other Party. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designated member at any meeting of the Steering Committee. The Steering Committee shall be chaired by a representative of Molteni. The chairperson shall appoint a secretary of the Steering Committee, who shall be a representative of Titan.

(b)          Purpose. The purpose of the Steering Committee is to monitor the development and commercialization of the Final Product and any development activities relating to Final Product undertaken by the Parties, and to provide the Parties a formal setting within which to periodically report to each other, exchange information, and confer. Without limiting the generality of the foregoing, the Steering Committee shall:

(i)          Share all the clinical information relating to the Final Products, including those related to the pharmacovigilance activities, and any new planned or ongoing clinical trial relating to the Final Product, as further described in Section 2.6;

(ii)         Review sales performance under this Agreement with respect to the Final Product in the Territory and the Titan Territory and, as relevant, sales performance of related products that include the Compound throughout the world;

(iii)        Exchange best practices among the different geographic areas;

(iv)        Share annual sales targets;

(v)         Review/approve investigator initiated studies, publication strategies, press releases and conference participations by Key Opinion Leaders (“KOLs”); and

(vi)        Share plans for additional launches within the Territory, which plans will be subject to change in Molteni’s sole discretion.

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Notwithstanding the above, the Steering Committee will have solely the role described in this Article 3 and as otherwise expressly set forth in this Agreement. The Steering Committee will have no authority to approve or direct any Party to take any action, approve or withhold approval for any plan, budget, timeline or strategies, amend, modify or waive compliance with this Agreement, create new obligations for a Party not specified in this Agreement, or alter, increase or expand, or waive compliance by a Party with, such Party’s obligations under this Agreement.

(c)          Primary Contact. Titan and Molteni each shall appoint a person (a “Steering Primary Contact”) to be the primary contact between the Parties with respect to development and to coordinate related correspondence between the Parties. The Steering Primary Contact of each Party as of the Effective Date is set forth on Schedule 3.1. Each Party shall notify the other in writing as soon as practicable upon changing its Steering Primary Contact. The Steering Primary Contact of each Party will be one of its members on the Steering Committee.

(d)          Good Faith Consideration. Each Party shall consider in good faith the views, positions and recommendations of the other Party on any issue that is addressed by the Steering Committee.

3.2           Meetings. The chairperson of the Steering Committee shall call meetings as reasonably requested by one of the Parties; provided, however, that (a) prior to the Marketing Authorization, the Steering Committee shall meet each Calendar Quarter (with an initial meeting to be within six (6) months after the Effective Date of this Agreement), and (b) following Marketing Authorization, the Steering Committee shall meet at least two (2) times per year (every six (6) months), unless in each case, the Parties agree otherwise. Meetings may be held in person, by telephone, or by video conference call, and the location of each meeting shall alternate between the Parties’ headquarters or such other location as may be mutually agreed upon by the Parties. On advance written notice and consent of the other Party, additional participants may be invited by any member to attend meetings where appropriate; provided that, Molteni may, at its discretion, invite Final Product licensees to participate as non-members of the Steering Committee. Each Party shall be responsible for all travel and related costs and expenses of its members and said invited participants to participate or attend Steering Committee meetings. Any Proprietary Information disclosed in, or in connection with, any Steering Committee meeting by a Party shall remain Proprietary Information of the disclosing Party.

3.3           Minutes of Committee Meetings. Minutes of each Steering Committee meeting shall be the responsibility of the chairperson and distributed as a draft within a reasonable time for review following the meeting. The minutes will be finalized by mutual consent.

3.4           Disbanding of Committee. The Parties shall have the right to disband the Steering Committee upon mutual agreement. Additionally, to the extent not disbanded pursuant to the preceding sentence, the Steering Committee shall be automatically disbanded effective upon termination of this Agreement.

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4.            Development and Regulatory Matters.

4.1           Development.

(a)          After the MAA Transfer Date, Molteni shall provide the Steering Committee with a written semiannual report summarizing Molteni’s activities and progress related to the development of the Final Product in the Territory, including conduct of Phase IV Trials and clinical trials in Subsequent Indications.

(b)          Prior to the MAA Transfer Date, Titan shall take all actions reasonably necessary and appropriate to obtain EMA Approval for the Initial Indication, including supporting the MAA submitted to the EMA under the centralized procedure on November 6, 2017.

(c)          Upon execution of the Binding Term Sheet, Titan provided Molteni with a complete copy of the MAA in e-CTD format. Prior to approval of the MAA, Titan shall provide Molteni free of charge with any updates of the same MAA in e-CTD format, as soon as available to Titan. The Parties agree that any changes, updates or additions to the MAA made pursuant to or in furtherance of this Agreement shall belong to Molteni after the MAA Transfer Date.

4.2           Regulatory Matters.

(a)          Prior to the MAA Transfer Date:

(i)          Molteni shall own all Regulatory Documents relating to the Final Product in the Territory;

(ii)         Titan shall be responsible for all relevant registration and application costs associated with obtaining EMA approval for the Product MAA for the Initial Indication, with Molteni being responsible for any remaining costs;

(iii)        Titan shall have the authority and responsibility for the timely preparation, filing, prosecution, and maintenance of all Regulatory Documents relating to a Final Product in the Territory, including the MAA and any reports or amendments to the MAA required for the ongoing review by the EMA; provided, that Titan shall keep Molteni fully informed of the progress and consult with Molteni and incorporate and execute on Molteni’s input. It remains understood that if new clinical trials and data (such as pre-approval and post authorizations studies) are required to obtain regulatory approvals for the Final Product in the Territory, Titan shall have no obligation to conduct or fund such trials and/or generate these data unless such trials are performed by or on behalf of Titan, in which case Titan shall provide such data to Molteni as set forth in Section 2.6, and provided, however, that Titan shall remain obligated to provide any such trials and/or data to which Titan has rights pursuant to the Braeburn License and/or with any subsequent licensee as set forth herein. Subject to the requirements set forth in this section, Molteni shall have no obligation to conduct or fund trials and/or generate data. The label pursued with the EMA shall permit Molteni to market the Final Product in the Territory for use in a population of opioid dependents, independent of their abuse history (the “Label”);

(iv)        Titan, via FGK, shall remain the primary contact with Regulatory Authorities and shall be solely responsible for all communications with Regulatory Authorities that relate to any MAA or analogous application relating to a Final Product in the Territory; provided, that Molteni shall be permitted to review and comment on such communications;

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(v)         Molteni shall reasonably assist Titan throughout the MAA review process with the EMA subject to the distribution of costs as set forth herein;

(vi)        Titan shall provide advance notice to Molteni of any planned meetings, discussions, or other communications with Regulatory Authorities relating to Final Products. Molteni shall have the right, but not the obligation, to participate with respect to such meetings, discussions, or other communications; provided that, in providing any such assistance, subject to Applicable Law, Molteni shall not contact a Regulatory Authority without the prior approval of Titan and, if contacted by a Regulatory Authority with respect to Final Product, shall refer such contact to Titan;

(vii)       If contacted by a Regulatory Authority with respect to a Final Product, Titan shall promptly notify Molteni of such contact, and provide Molteni with any related official correspondence received from a Regulatory Authority, including, as applicable, minutes of any meetings or telephone conferences and/or discussions between Titan or FGK and the Regulatory Authority. Molteni shall have a right to participate in and provide comments, to be considered in good faith by Titan, with respect to any subsequent meetings, discussions, or other communications with respect to such contact;

(viii)      To the extent Molteni reasonably believes that a filing or submission relating to Final Products in the Territory is required by Law, Molteni shall notify Titan. If Titan decides not to prepare such filing or submission, Titan shall promptly notify Molteni of such decision and Molteni shall be entitled to prepare such filing or submission, to be filed or submitted by Titan; provided that Molteni shall use good faith efforts to include any comments of Titan in such filing or submission; and

(ix)         Changes to the Specifications shall be made only by mutual prior agreement of the Parties, except as required by Law. The Parties shall determine whether any such changes require any supplements to the Product MAA, and each Party shall provide the other Party with notice of any such changes as soon as practicable. If any such changes are required by Law, Titan shall provide to Molteni a draft of any such proposed change, including any submission to the applicable Regulatory Authority, at least thirty (30) Business Days prior to Titan’s submission of the same and giving prompt and reasonable consideration to any comments Molteni may have; provided that, if and to the extent required by Law, Titan is required to make any such changes or file any such submission in less than thirty (30) Business Days, Titan will promptly notify Molteni of any such requirement.

(b)          After the MAA Transfer Date. After the MAA Transfer Date:

(i)          Molteni shall continue to own and control all Regulatory Documents relating to a Final Product in the Territory;

(ii)         Molteni will be solely responsible for the timely preparation, filing, prosecution, and maintenance of all Regulatory Documents relating to a Final Product in the Territory, including MAAs for Final Products and any reports or amendments necessary to maintain Regulatory Approvals, and for seeking any revisions of the conditions of each Regulatory Approval;

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(iii)        Molteni shall have sole responsibility and discretion for all local medical affairs and public affairs activities in the Territory. Titan shall be regularly involved and consulted about all local clinical trials and it retains a prohibition right for all label-modifying trials or trials that is reasonably likely to have an impact on Titan Territories possibly initiated by Molteni, in which case the Parties will work together in good faith to address any potential conflict;

(iv)        Molteni will be the primary contact with the Regulatory Authorities and shall be solely responsible for all communications with Regulatory Authorities relating to a Final Product in the Territory;

(v)         Molteni may file any submissions that are intended to change or modify Final Product Labeling or prescribing information approved by the applicable Regulatory Authority for, or the Indications of, Final Product in the Territory provided that, except as required by Law, Molteni provides to Titan a draft of such submission at least ten (10) Business Days prior to planned submission to the applicable Regulatory Authority. As stated in Section 4.2(b)(iii), Titan retains a prohibition right for all label modifications that are reasonably likely to have an impact on Titan Territories, subject to good faith resolution between the Parties;

(vi)        To the extent Titan reasonably believes that a filing or submission relating to Final Products in the Territory is required by Law, Titan shall notify Molteni. If Molteni decides not to prepare such filing or submission, it shall promptly notify Titan of such decision and Titan shall be entitled to prepare such filing or submission, at Titan’s sole cost and expense, to be filed or submitted by Molteni; provided that Titan shall use good faith efforts to include any comments of Molteni in such filing or submission; and

(vii)       Subject to the terms herein, each Party shall permit the other Party to access, and shall provide the other Party on a timely basis with the right to cross-reference and for Molteni to use in exercising its rights and performing its obligations hereunder with respect to Final Product in the Territory and for Titan to use in connection with the development and commercialization of products including the Semi-Finished Product in the Titan Territory, any and all Regulatory Documents relating to the Compound Product or Final Product, owned or controlled by or accessible to the applicable Party, subject to any consents or conditions required of any Third Party Manufacturer (provided, that Titan shall use commercially reasonable efforts to obtain any such necessary consents or perform any such necessary conditions). At the request of the other Party and to the extent legally permitted and in accordance with the terms of this Agreement, each Party shall notify the FDA, EMA or the appropriate Regulatory Authorities, as applicable, of the other Party’s right to reference such Regulatory Documents in regulatory submissions filed by the other Party in accordance with this Agreement.

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(c)          Regulatory Cooperation. Each Party shall promptly inform the other Party (and, to the extent reasonably possible, within twenty four (24) hours) of its receipt of any information that: (i) raises any concern regarding the safety of a Compound, a Final Product or a Product; (ii) concerns suspected or actual tampering, counterfeiting or contamination or other similar problems with respect to a Compound, a Final Product or a Product; (iii) is reasonably likely to lead to a Recall or market withdrawal of a Product or Final Product; or (iv) concerns any ongoing or potential investigation, inspection, detention, seizure or injunction by a Regulatory Authority involving a Compound, a Final Product or a Product. If the MAA is not accepted and approved by the EMA before September 30, 2019, then (x) the Parties will promptly meet and discuss in good faith how such approval can be obtained as soon as possible, and (y) Titan shall reasonably cooperate with Molteni and take all commercially reasonable steps requested by Molteni to assist Molteni in obtaining such acceptance and approval. Titan shall reasonably cooperate with Molteni and take all commercially reasonable steps requested by Molteni to assist Molteni in obtaining EMA approval to permit Molteni to market the Final Product in the Territory under the Expanded Label.

(d)          Adverse Experiences. The reporting of Adverse Experiences shall be governed by Article 11.

(e)          Recalls and Other Corrective Action. Molteni shall make all decisions with respect to any recall, market withdrawal or other corrective action (“Recall”) related to a Final Product in the Territory. At Molteni’s request, Titan shall provide reasonable assistance in conducting any such Recall, including providing all pertinent records that Molteni may reasonably request to assist in effecting such action, subject to reimbursement of Titan’s Fully Burdened Costs associated with providing such cooperation, and any other documented, direct, out-of-pocket costs incurred (paid or accrued) by Titan with respect to such Recall shall be borne by Molteni. If any Regulatory Authority in the Territory issues or requests a Recall of the Final Product, or if either Party determines that an event, incident or circumstance has occurred that may indicate the need for a Recall in the Territory, the Party notified of such Recall, or the Party that desires such Recall, will advise the other Party thereof by telephone or fax within twenty-four (24) hours of (i) its receipt of notice from a Regulatory Authority requiring or requesting a Recall or (ii) such Party’s determination that a Recall is indicated, and, without limiting Molteni’s rights to make all decisions with respect to such Recall in the Territory in the first sentence of this Section 4.2(e), the Steering Committee shall convene a joint telephonic meeting to discuss such Recall request within twenty-four (24) hours of such notification.

(f)          Throughout the Agreement Term, Titan shall provide Molteni with full access to all existing and future clinical / pharmacoeconomic data and/or trials regarding and/or relating to the Final Product or the Compound directly or indirectly generated/performed by, in the possession of, or accessible by Titan, subject to any consents or conditions required of any Third Party Manufacturer (provided, that Titan shall use commercially reasonable efforts to obtain any such necessary consents or perform any such necessary conditions), including without limitation pursuant to the Braeburn License and/or from any subsequent licensee, as soon as available to it (as set forth in Section 2.6), it being understood that Titan has no obligation to conduct or fund any future trials or generate any future data pursuant to this Agreement.

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5.            Commercialization of Final Products

5.1           General.

(a)          Subject to the terms and conditions of this Agreement, Molteni shall during the Agreement Term use Commercially Reasonable Efforts to commercialize and Promote the Final Products in the Territory for the Initial Indication and any Subsequent Indications, and to perform its obligations under this Agreement.

(b)          Molteni will manage, in its sole discretion, all local premarketing, marketing and sales activities. Molteni will set local prices in each country within the Territory according to the Molteni’s sole discretion in consideration of market conditions. Titan will reasonably assist Molteni, at Molteni’s request, in all premarketing activities regarding the Final Product, including initial training, KOLs advisory board management, and scientific presentations at main congresses, with the possible participation of US based KOLs. The documented Third Party costs of such activities shall be borne by Molteni. Molteni shall be responsible for the conduct and cost of any Health Technology Assessment or other studies required for pricing and reimbursement purposes.

(c)          Without limiting the generality of the foregoing, and in accordance with the Commercialization Plan, Molteni shall (i) commence the submission process for obtaining Marketing Authorization in at least one of the Key Countries within sixty (60) days after the MAA Transfer Date and commence the submission process for obtaining Marketing Authorization in the remaining Key Countries within one hundred eighty (180) days after the MAA Transfer Date and use its Commercially Reasonable Efforts to obtain such Marketing Authorizations as soon as practicable thereafter, and (ii) shall use Commercially Reasonable Efforts to Launch the Final Product for the Initial Indication in each Key Country within four (4) months following the date of Marketing Authorization in that country;

(d)          In connection with this Section 5.1 use of Commercially Reasonable Efforts includes Molteni expending, in connection with such Launch of a Final Product, such amounts as are commercially reasonable in connection with the marketing and Promotion of the Final Product in the Territory including devoting marketing and sales resources and other personnel to such commercialization as is commercially reasonable in the industry.

5.2           Commercialization Plan and Promotional Materials and Activities.

(a)          Molteni will prepare an initial Commercialization Plan, a summary of which will be provided to Titan no later than two hundred seventy (270) days after the Effective Date. Molteni shall also provide to Titan (i) updates of the Commercialization Plan at least sixty (60) days prior to the estimated Launch of the Final Product for the Initial Indication and, if applicable, each Subsequent Indication, and thereafter on an annual basis or as necessary to reflect any significant amendments to the summary Commercialization Plan last provided to Titan under this Section 5.2(a), (ii) updated information regarding the expected and actual date of Launch for the Initial Indication and each Subsequent Indication, and (iii) any sales or tracking reports received by Molteni from Third Parties with respect to the Final Product.

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(b)          Molteni shall own all right, title and interest in and to the copyrights in all marketing, sales, advertising or Promotional Materials relating to the Final Product in the Territory, as well as the Product Label in the Territory (“Territory Copyrighted Works”). To the extent Titan has or retains any rights in such Territory Copyright Works, Titan hereby irrevocably assigns to Molteni all right, title and interest in such Territory Copyrighted Works. Titan shall execute all documents and take all actions as are reasonably requested by Molteni to vest title to such Territory Copyrighted Works in Molteni. At all times, Molteni shall be responsible, at its expense, for searching, clearing and filing applications for registration of all such Territory Copyrighted Works.

(c)          Molteni shall be solely responsible for preparing all submissions with Regulatory Authorities regarding approval of all Promotional Materials that require such approval; provided that prior to the MAA Transfer Date, Titan via its appointed applicant pursuant to EC Directive 2001/83/EC for the Product MAA, namely FGK Representative Service GmbH, shall be responsible for filing all such submissions.

(d)          After the MAA Transfer Date, Molteni shall be responsible for responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding the Final Product in the Territory, including the distribution of standard medical information letters resulting from the marketing activities of the Molteni Sales Force and Marketing Distributors. Titan shall refer all such medical inquiries that it receives relating to the Final Product in the Territory to Molteni. Subject to Section 4.2(b)(v), Molteni shall provide copies of the responses given all in accordance with Laws, including regulations and policies of the EMA or the applicable Regulatory Authority, to Titan to the extent not prohibited by Applicable Law and redacted as necessary to protect any confidential and personally identifiable information. Titan shall, at Molteni’s request, from time to time, assist Molteni with the formulation of responses to such inquiries, including the content of any “Frequently Asked Questions.” If mutually agreed by the Parties, the Parties shall establish a centralized database to document and track medical inquiries. Titan shall provide information and access to data, records and reports reasonably requested by Molteni to fulfill its obligations under this Section 5.2(d).

6.            Manufacturing, Supply and Additional Services

6.1           Manufacturing Responsibility. Subject to Section 6.2, Titan or its designee shall have the exclusive right to manufacture and supply all Semi-Finished Product required for development and commercialization of the Final Product in the Territory. Subject to Section 6.2, Molteni shall purchase all of its requirements of Semi-Finished Product for use in the Territory exclusively from Titan.

6.2           Third Party Manufacturers. Molteni shall be entitled, in its sole discretion, to include into the MAA and/or Dossier and register Molteni itself or another European contract manufacturing organization as an additional manufacturing site for the Semi-Finished Product at any time:

(a)          following the fifth (5th) anniversary of the execution of the Agreement,

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(b)          if Titan has materially breached in the performance of any of its material representations or obligations hereunder with respect to the Services contemplated by this Section 6 (including Section 8.3(a) herein), and has not cured such breach within sixty (60) days (or, if such breach cannot be cured within such sixty (60) day period, if Titan does not commence and diligently continue actions to cure such breach during such sixty (60) day period and does not ultimately cure such breach within ninety (90) days after notice) after notice of such breach is provided by Molteni to Titan for other cases of breach; or

(c)          if Titan fails to, or as a result of bankruptcy, insolvency (in the bankruptcy sense) or similar proceedings, will not reasonably be able to, meet its obligations to timely or completely fill at least sixty percent (60%) of Molteni’s Purchase Orders for a period of fifteen (15) days,

(d)          if Titan fails to, or as a result of bankruptcy, insolvency (in the bankruptcy sense) or similar proceedings, will not reasonably be able to, meet its obligations to timely or completely fill at least ninety percent (90%) of Molteni’s Purchase Orders for a period of ninety (90) days, or

(e)          if the Purchase Price increases by more than maximum increase allowed as calculated pursuant to Section 6.3,

then, in each case, Molteni shall be released from any exclusivity obligation to order Semi-Finished Product from Titan, and Molteni shall be free to purchase Semi-Finished Product directly from DPT and/or engage additional manufacturing sites. Molteni may offset any costs associated with such the preceding clause against any payments due to Titan hereunder. For the sake of clarity, Titan shall be obligated to provide Semi-Finished Product to Molteni at Molteni’s request for the Agreement Term.

6.3           Price. As consideration for the supply of the Semi-Finished Product in the Territory, Molteni shall pay to Titan the price specified in Schedule 6.3 hereto (the “Purchase Price”). The Purchase Price shall remain fixed and binding through December 31, 2019. Thereafter, any variation of the Purchase Price shall be adequately documented by Titan and provided to Molteni and, in any event, cannot exceed the annual cost increases incurred by Titan (i) under the DPT Agreement and (ii) associated with the acquisition of the API.

6.4           Forecasts.

(a)          Forecasts Prior to Launch. Not later than nine (9) months prior to the estimated Launch of the Final Product in the first country in the Territory, Molteni shall provide Titan a written nonbinding forecast of its estimated requirements for Semi-Finished Product for the six (6) consecutive Calendar Quarters commencing with the Calendar Quarter in which such Launch is estimated to occur, broken down on a quarterly basis. Not less than six (6) months prior to the estimated Launch of the Final Product in such country, Molteni shall provide Titan with an updated nonbinding forecast (the “Launch Forecast”) of its estimated requirements of Semi-Finished Product for each such six (6) Calendar Quarters, broken down on a quarterly basis.

(b)          Forecasts After Launch. Within thirty (30) days after the initial Launch of the Final Product in the Territory and thereafter on a monthly basis, Molteni shall provide Titan with an updated rolling nonbinding forecast of its estimated requirements of Semi-Finished Product, broken down on a monthly basis, for six (6) consecutive calendar quarters.

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6.5           Firm Commitment. The quantities set forth for the first four (4) months of each Launch Forecast or rolling forecast shall be considered binding (the “Binding Forecast”) for Semi-Finished Products, regardless of receipt of Molteni’s actual purchase order. Subject to the foregoing, each forecast provided by Molteni shall supersede any previous forecast.

6.6           Purchase Orders. At least one hundred sixty-four (164) days prior to the desired delivery date, Molteni shall submit a firm, binding, non-cancelable purchase order of its requirements for Semi-Finished Product (“Purchase Order”) specifying requested delivery dates for each Purchase Order. Within ten (10) days of receipt of each Purchase Order, Titan shall provide confirmation in writing of the Purchase Order and delivery date(s) requested by Molteni. The minimum amount of Semi-Finished Product per Purchase Order shall be equal to a full batch as per the minimum batch size figure equal to 6,000 rods/implants. Other than terms respecting quantity, delivery date(s), shipment method and destination(s), no modification or amendment to this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgement of Purchase Orders or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement, and in the event of a conflict between the terms of any Purchase Order and this Agreement, this Agreement shall control. Titan will use best efforts to supply Molteni on or prior to the designated delivery date the quantities of Semi-Finished Product designated in such Purchase Order; provided, however, that Titan shall not be obligated to satisfy the aggregate portion of any Purchase Order that would exceed the aggregate Binding Forecast.

6.7           Terms of Shipment and Delivery. Titan shall deliver the Semi-Finished Products at Titan’s designated Manufacturing Facility to the custody of the carrier provided by Molteni, Free Carrier (FCA) (Incoterms 2010). Costs for the delivery of the Semi-Finished Products from Titan to Molteni shall be borne by Molteni. The Semi-Finished Product shall have at least eighty percent (80%) remaining shelf life upon the date of delivery to Molteni.

6.8           Payment Terms. Molteni shall settle invoices received from Titan with respect to the Purchase Price within thirty (30) days from the date of delivery and acceptance of the Semi-Finished Product to Molteni or Molteni’s designee or, for amounts in dispute pursuant to Section 7.6, within ten (10) days from the date the dispute is resolved. Molteni shall pay to Titan the amounts specified in the invoice, by wire transfer of immediately available funds to an account designated by Titan.

6.9           Additional Services. Subject to the terms and conditions of this Agreement including Titan’s delivery of Semi-Finished Product pursuant to the terms herein, Molteni shall be responsible for performing, directly or indirectly, the Additional Services to produce the Final Product required for development and commercialization of the Final Product in the Territory. All costs associated with the Additional Services shall be borne by Molteni. Molteni shall be responsible for producing the Final Product in the Territory, including but not limited to assembling a completed kit that includes the Semi-Finished Product and all required Product Labeling and secondary packaging for sale and use in the Initial Indication and/or any Subsequent Indications. For clarity, Molteni is responsible for the Product Labeling in each country in the Territory. Molteni shall be responsible for all activities to be performed on the Final Products as required by Applicable Laws and regulations in order to Release, market and sell the Final Product for the Initial Indication and/or any Subsequent Indications within the Territory, subject to Titan’s obligations to comply with Applicable Law in producing and providing the Semi-Finished Product.

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6.10         Pharmaceutical Responsibilities.

(a)          Changes. Subject to the terms herein, any changes or modifications to the Specifications, test methods, manufacturing process, Manufacturing Facilities and validation thereof that result from any requirements of any Regulatory Authority in the Territory shall be subject to the approval by Titan, solely to the extent such changes would materially and negatively impact Titan’s rights or obligations in the Titan Territory, which approval Titan agrees not to unreasonably withhold (subject to its agreements with its Third Party Manufacturers) and, if so approved, all costs thereof (including any testing, qualification, scale-up, and regulatory filings) will be borne by Molteni in addition to, and not as a part of the Purchase Price. Titan will work with Molteni in good faith to resolve any conflict including in relation to the DPT Agreement.

(b)          Quality Responsibilities. In order to facilitate the Release of the Final Product in the Territory, Titan shall provide to Molteni all analytical methods regarding the quality assessment of the Semi-Finished Product (including the specification of the relevant laboratory equipment), as requested by applicable European regulators or as reasonably requested by Molteni to facilitate the Release. Molteni shall be responsible for all testing and quality assessments as required by Applicable Laws and regulations necessary for Release of the Final Product in the Territory.

(c)          Regulatory Support and Regulatory Audits. Titan is committed to meeting the European requirements for commercialization of the Final Product in the Territory and shall provide Molteni and/or any competent Regulatory Authorities access to documents and information regarding the manufacturing of the Semi-Finished Product and it shall allow inspections of all facilities it owns or Controls involved in the manufacturing process of the Semi-Finished Product and/or the Compound and to aid Molteni in obtaining all necessary licensing and Regulatory Approval.

(i)          Qualification. The Manufacturing Facilities shall pass inspection by the EMA or any other Regulatory Authority in the Territory; and any costs incurred by Titan that are associated with such inspection, or responding to such inspection, by the EMA or any other Regulatory Authority in the Territory shall be the sole responsibility of Titan. Molteni shall have the right once annually, through one or more representatives during normal business hours, and upon at least ninety (90) days’ written notice to Titan on times to be mutually agreed with the Third Party Manufacturers, to inspect, directly or through its consultants, and audit the Manufacturing Facilities in order to ensure Titan’s compliance with its obligations under this Agreement.

(ii)         Governmental Inspections, Requests and Communications. Molteni shall advise Titan of any written inquiries or notifications relating to any inspection requests or activities by any Regulatory Authority in the Territory in regard to Semi-Finished Product. Titan shall furnish to Molteni within two (2) Business Days of its receipt a copy of all written reports by such Regulatory Authority that may reasonably be expected to adversely affect manufacturing and supply to Molteni of Semi-Finished Product.

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(d)          Acceptance. Titan or its designee will analyze and conduct quality control testing of each lot of Semi-Finished Product in accordance with the Specifications as are summarized on Schedule 6.9. Titan will send to Molteni a certificate of analysis and a certificate of compliance simultaneously with each shipment of Semi-Finished Product. Molteni shall inspect such shipment either prior to delivery from Titan’s Manufacturing Facilities, or once the Semi-Finished Products arrive at Molteni’s warehouse in Scandicci – Florence or another facility designated by Molteni, at Molteni’s discretion, Molteni will perform a visual incoming inspection, as well as any other quality control activities necessary to Release the Semi-Finished Product. Molteni shall have the right to reject any batch containing Non-Conforming (as defined below) Semi-Finished Products or parts thereof within sixty (60) Business Days of said delivery or said arrival. If Molteni has not notified Titan of rejection (which notification shall include Molteni’s basis for rejection) within such period, such Semi-Finished Product shall be deemed to have been accepted. Any disagreement as to whether the Semi-Finished Product conforms to the Specifications shall be determined in accordance with Section 6.10(f).

(e)          Non-Conforming Semi-Finished Product. Subject to Section 6.10(f), if Molteni finds damage, a deficiency in the quantity of the Semi-Finished Product, or non-conformity with the Specifications (hereafter referred to as a “Non-Conformity” or “Non-Conforming”), Molteni will notify Titan in writing as set forth in Section 6.10(d). At its option Molteni may require that Titan (i) supply an equal quantity of replacement Semi-Finished Product to Molteni at no cost to Molteni and by a deadline indicated by Molteni, and dispose of the Non-Conforming Semi-Finished Products at Titan’s cost, except that Molteni shall follow any reasonable written instructions from Titan to dispose of such Non-Conforming Semi-Finished Product in another manner at Titan’s cost, or (ii) cancel the relevant portion of the Purchase Order and Molteni will have no further obligation, including payment, in relation to such Non-Conforming material. In the event that Molteni notifies Titan of a Non-Conformity following the payment of the invoice of the relevant Semi-Finished Product, Titan shall issue to Molteni a credit note within ten (10) days from the receipt of the relevant request by Molteni.

(f)          Independent Testing. In the event of a disagreement between the Parties regarding whether the Semi-Finished Product conforms to the Specifications, the Parties will attempt to reach a mutually acceptable resolution of the dispute. If they are unable to do so after a reasonable period of time (such period not to exceed twenty (20) days from the date of original notification), the Parties shall cause a mutually agreeable qualified independent Third Party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Non-Conforming Semi-Finished Product, as relevant. The independent party’s results and determination shall be final and binding. Unless otherwise agreed by the Parties in writing, the out-of-pocket costs associated with such Third Party testing and review shall be borne by the Party that was incorrect about whether the Semi-Finished Product conforms to the Specifications.

(g)          Titan’s Obligations. Titan shall not be subject to the obligations as set forth in Section 6.10(e) to the extent that any such damage, deficiency or Non-Conformity of the Semi-Finished Product is due to Molteni’s actions after the delivery by Titan and receipt by Molteni or its designee.

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6.11         Records. Titan or its designees will maintain complete and accurate records and documentation of all validation data, stability testing data, batch records, quality control and testing relating to Semi-Finished Product and the manufacture, testing and shipment thereof for a period as required by Law and as requested by Molteni.

6.12         Audit of Purchase Price. Upon the written request of Molteni and not more than once in each Calendar Year after December 31, 2019, Titan shall permit an independent certified public accounting firm mutually acceptable to the Parties, to have access during normal business hours at times mutually convenient to the Parties and upon reasonable notice to Titan to such of the records of Titan as may be reasonably necessary to verify the accuracy of any variation of the Purchase Price as set forth in Section 6.3.

(a)          If such accounting firm concludes that the Titan variation of Purchase Price was lower than charged during such period, Titan shall pay the additional funds within sixty (60) days of the date Molteni delivers to Titan such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Molteni; provided, however, that if an error in favor of Molteni in the calculation of the Purchase Price of more than five percent (5%) of Titan’s calculation of the Purchase Price for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by Titan.

(b)          Upon the expiration of twenty-four (24) months following the end of any Calendar Year, the calculation of Titan’s variation of the Purchase Price payable with respect to such year shall be binding and conclusive upon Molteni, and Titan shall be released from any liability or accountability with respect to possible overcharges of Titan’s variation of the Purchase Price for such year.

7.            Payments and Statements

7.1           Closing and Milestone Payments. In consideration for the transactions contemplated by this Agreement, including the Closing:

(a)          Closing Payment. Molteni shall pay Titan at the Closing by wire transfer of immediately available funds to an account designated by Titan to Molteni in writing (the “Bank Account”), a non-refundable, non-creditable up-front fee of €$2,000,000 (Euros two million) (the “Closing Payment”).

(b)          Milestone Payments. Subject to the terms of this Agreement, until December 31, 2032, Molteni shall pay to Titan, by wire transfer of immediately available funds to the Bank Account, the applicable non-refundable, non-creditable, one-time milestone payment after achievement of each milestone event as set forth below. Titan shall notify Molteni in writing within five (5) Business Days of achievement of the first and second milestone event listed in the table below and the corresponding milestone payment shall be due within ten (10) Business Days of receipt by Molteni of such notice. Each other milestone payment listed in the table below shall be due within ten (10) Business Days after achievement of the corresponding milestone event.

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Milestone Event:	Milestone Payment:

(i) Issuance by the EMA of marketing authorization for the Final Product for the Initial Indication	€1,000,000 (euros one million)

(ii) Approval by the EMA of the Expanded Label for use with the Final Product	[*******]

(iii) Approval of the reimbursement price in each of the Key Countries. For the sake of clarity, such milestone payment shall only be due and payable one time for each Key Country.	[*******]for an aggregate of €2,000,000 (euros two million)

(iv) Issuance by the EMA of marketing authorization for the Final Product for each Subsequent Indication provided that marketing the Final Product for the Subsequent Indication would, in the absence of the license set forth herein, infringe Valid Claims of the Transferred Patent Rights. For the sake of clarity, such milestone payment shall be due and payable by Molteni one time for each Subsequent Indication.	[*******]

Notwithstanding the foregoing, (x) in the event that if the milestone event set forth in clause (i) does not occur on or prior to September 30, 2019, the milestone payments provided in clauses (i) and (iii) shall each be reduced by fifty percent (50%), and (y) in the event that if the milestone event set forth in clause (i) does not occur on or prior to March 31, 2020, then Molteni shall no longer be liable for the milestone payments in clauses (i) and (iii).

Notwithstanding anything to the contrary contained herein, with respect to each milestone event set forth in clauses (i) – (iv) above, no contingent milestone payment shall be payable in respect thereto if the event giving rise to the payment thereunder does not occur on or prior to December 31, 2032.

7.2           Earn-Out Payments.

(a)          Subject to the terms of this Agreement, with respect to each Calendar Year of the Agreement Term ending on or before March 31, 2033, Molteni shall pay Titan Earn-Out Payments on annual Net Sales of the Final Product in the Primary Territory in each Calendar Year at the following rates:

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	From (€)	To (€)	Earn-Out Payment (%) on Net Sales
Tier 1	0	[*******]	[*******]%
Tier 2	[*******]	[*******]	[*******]%
Tier 3	[*******]	[*******]	[*******]%
Tier 4	[*******]	[*******]	[*******]%
Tier 5	[*******]	[*******]	[*******]%
Tier 6	[*******]	Beyond	[*******]%

By way of example, [*******]total annual Net Sales of the Final Product in the Primary Territory shall be subject to Earn-Out Payments equal to [*******] at [*******]% and [*******]at [*******]%, for a total payment for such year of [*******].

(b)          Subject to the terms of this Agreement, with respect to each calendar year of the Agreement Term ending on or before March 31, 2033, Molteni shall pay Titan an Earn-Out Payment of [*******]of Net Sales of any Competitor Product sold by or on behalf of Molteni, its Affiliates, or any licensees in the Territory.

(c)          Subject to the terms of this Agreement, with respect to each Calendar Year of the Agreement Term ending on or before March 31, 2033, Molteni shall pay Titan an Earn-Out Payment of twenty percent (20%) on annual Net Sales of the Final Product in the Secondary Territory in each Calendar Year.

7.3           Third Party Patent Rights and Earn-Out Stacking.

(a)          If, during the Agreement Term, Molteni identifies the need for a license to a Patent Right in the Territory not Controlled by Titan that Molteni in good faith reasonably believes is necessary for Molteni, its Affiliates or any sublicensee to exercise its rights hereunder (a “Third Party Patent Right”), prior to entering into an agreement with respect to a license to such Third Party Patent Right, Molteni shall notify Titan (a “Third Party Patent Right Notice”). Upon receipt of the Third Party Patent Right Notice, Titan shall notify Molteni whether it agrees or objects to Molteni’s need for such Third Party Patent Right, no later than ten (10) Business Days following Titan’s receipt of the Third Party Patent Right Notice. In the event Titan agrees with the need for such Third Party Patent Right, Titan and Molteni shall coordinate and act in good faith to enter into a commercially reasonable license agreement or agreements with such Third Party granting Molteni license to such Third Party Patent Rights in the Territory. In the event Titan objects to the need for such Third Party Patent Right, Titan shall indemnify and hold Molteni harmless for any Losses (including attorneys’ fees and related costs) relating to such Third Party rights.

(b)          If in accordance with this Section 7.3 Molteni, in its reasonable discretion, determines that it reasonably requires Third Party rights in order to exercise its rights and/or meet its obligations pursuant to this Agreement, the parties agree to discuss in good faith a reduction of Earn-Out Payments to account for such Third Party license fees as may be due and payable by Molteni.

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7.4           Reports and Payments.

(a)          Within thirty (30) days after the end of each Calendar Quarter following Launch that begins or ends during the Agreement Term, Molteni shall furnish to Titan a written report showing:

(i)          all Net Sales during (A) such Calendar Quarter, including a reconciliation to Net Sales and a breakdown of all estimated Permitted Deductions from the gross amount invoiced to arrive at Net Sales, and (B) the Calendar Year to date through the end of such Calendar Quarter; and

(ii)         a calculation of Earn-Out Payments for such Calendar Quarter.

(b)          Each such report shall be accompanied by payment of the Earn-Out Payments due under Section 7.2 and subject to the terms herein.

(c)          Molteni shall keep and shall require its Affiliates and its licensees to keep commercially reasonable, complete and accurate records in connection with the purchase, use and/or sale by or for it of the Final Products hereunder, consistent with industry practice and in reasonable detail designed to permit accurate verification of all payment obligations set forth in this Article 7.

(d)          Without limiting any Party’s remedies hereunder, in the event payments required to be made under this Section 7.4 or any other provision of this Agreement are not made on or prior to the required payment date, the amount of the late payment shall bear interest at the per annum rate of two percent (2%) over the then-current thirty (30)-day LIBOR rate, or the maximum rate allowable by Law, whichever is lower.

(e)          Except as otherwise defined herein, all financial calculations by either Party under this Agreement shall be calculated in accordance with GAAP. All payments due by one Party to the other Party under this Agreement shall be payable in United States dollars pursuant to Section 7.4(f). In addition, all calculations herein shall give pro-rata effect to and shall proportionally adjust (by giving effect to the number of applicable days in such Calendar Quarter) for any Calendar Quarter that is shorter than a standard Calendar Quarter or any Calendar Year (or twelve month period) that is shorter than four consecutive full Calendar Quarters or twelve (12) consecutive months, as applicable.

(f)          Currency Exchange. For the purpose of converting the local currency in which any Earn-Out Payments or other payments arise into US dollars, the rate of exchange to be applied shall be the rate of exchange in effect on the last Business Day of the Calendar Quarter to which the payment relates as reported in the Wall Street Journal (New York Edition).

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7.5           Taxes. Titan alone shall be responsible for paying any and all taxes (other than taxes on Molteni’s income) levied on account of, or measured in whole or in part by reference to, any payments it receives under this Agreement, including all recordation, transfer, documentary, stamp, conveyance or other similar taxes. Molteni shall deduct or withhold from such payments any taxes that it is required Law to deduct or withhold. Notwithstanding the foregoing, if Titan is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Molteni or the appropriate Governmental Authority (with the reasonable assistance of Molteni, at Titan’s expense, to the extent that this is reasonably required and is expressly requested in writing) the forms (completed in a manner satisfactory to Molteni) necessary to reduce the applicable rate of withholding or to relieve Molteni of its obligation to withhold tax, and Molteni shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided, that (a) Molteni has received evidence, in a form satisfactory to Molteni, of Titan’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the payments are due, and (b) Titan shall indemnify and hold Molteni harmless for any Losses (including attorneys’ fees and related costs) relating to such reductions. If, in accordance with the foregoing, Molteni withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount and send to Titan proof of such payment as soon as reasonably practicable following that payment.

7.6           Audits.

(a)          Independent Audit.

(i)          During the Agreement Term, each of Titan and Molteni, upon the prior written notice to the other Party and at a mutually agreeable time, but in no event more than once in any twelve (12) month period, shall permit an independent certified public accounting firm of recognized standing, selected by the other Party and reasonably acceptable to Molteni or Titan, as applicable, to have access during normal business hours to the records of such Party as may be reasonably necessary to verify, in the case of Molteni, the accuracy of the reports under Section 7.4 and in the case of Titan, the calculation of any Fully Burdened Cost; provided however, that any audit conducted under this Section 7.6 may only be for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to the auditing Party only whether the reports are correct or incorrect, the specific details concerning any discrepancies (including, if applicable, the accuracy of the calculation of Net Sales, and the resulting effect of such calculations on the amounts payable by either Party under this Agreement), but no other information shall be disclosed to such auditing Party.

(ii)         If there is a dispute between the Parties following any audit performed pursuant to Section 7.6(a)(i), either Party may refer the issue (an “Audit Disagreement”) to a second independent certified public accounting firm of recognized standing for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

(A)         The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 7.6(a)(ii).

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(B)         Within five (5) Business Days of the giving of such notice, the Parties shall jointly select a recognized mutually acceptable accounting firm to act as an independent expert to resolve such Audit Disagreement.

(C)         The Audit Disagreement submitted for resolution shall be described by the Parties to such independent expert, which description may be in written form, within ten (10) Business Days of the selection of such independent expert.

(D)         Such independent expert shall render a decision on the matter as soon as practicable.

(E)         The decision of such independent expert shall be final and binding as to any Audit Disagreement and shall not be subject to Article 15 unless such Audit Disagreement involves alleged fraud, breach of this Agreement, or construction or interpretation of any of the terms and conditions hereof.

(b)          If, pursuant to Section 7.6(a)(i) or 7.6(a)(ii), as applicable, an accounting firm concludes that amounts were miscalculated during a year, the audited Party shall pay the additional payments plus interest as set forth in Section 7.4(d) above on the amount of such additional payments, within thirty (30) days of the date the auditing Party delivers to the audited Party such accounting firm’s written report so concluding. In the event such accounting firm concludes that amounts were miscalculated by the audited Party during such period, the auditing Party shall repay the audited Party the amount of such overpayment plus interest as set forth in Section 7.4(d) above on the amount of such overpayment, within thirty (30) days after the date the auditing Party delivers to the audited Party such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the auditing Party; provided, however, that, if an error in favor of the auditing Party of more than five percent (5%) of the payments due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by the audited Party.

(c)          Each Party shall treat all financial information subject to review under this Section 7.6 in accordance with the confidentiality provisions of Article 12.

7.7           Set-Off. In addition to any other rights or remedies that Molteni may have under this Agreement or any Ancillary Agreement, Molteni may, and is hereby authorized to, at any time and from time to time, without notice to Titan (any such notice being expressly waived by Titan) and to the fullest extent permitted by Law, set-off and apply any and all amounts payable by Molteni hereunder against amounts owed by Titan to Molteni. Molteni agrees to report any amounts set-off against amounts owed to Titan in the written report furnished to Titan pursuant to Section 7.4.

8.            Representations and Warranties

8.1           General Representations. Each Party hereby represents and warrants to the other Party as of the Effective Date and Closing Date as follows:

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(a)          Such Party is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement and the Ancillary Agreements;

(b)          The execution, delivery and performance by such Party of this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action and does not and will not (i) violate any provision of any Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws or other organizational or governing documents; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

(c)          This Agreement and the Ancillary Agreements have been duly executed and are legal, valid and binding obligations of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at Law;

(d)          Such Party is not under any obligation to any person or entity, contractual or otherwise, that is in conflict with the terms of this Agreement or any Ancillary Agreement, nor will such Party undertake any such obligation during the Agreement Term;

(e)          Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement and the Ancillary Agreements, and to otherwise perform such Party’s obligations under this Agreement and the Ancillary Agreements;

(f)          Neither Party, nor any of its Affiliates, are a party to, or are otherwise bound by, any oral or written contract that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Agreement or any Ancillary Agreement;

(g)          Neither Party, or, to the knowledge of such Party, any Third Party acting by or on behalf of such Party in connection with the manufacture, development or commercialization of the Compound, Product, Semi-Finished Product or any Final Product has been debarred or is subject to debarment, and neither Party shall knowingly engage or use any Third Party in connection with the of the manufacture, development or commercialization of the Compound, Product, Semi-Finished Product or any Final Product that has been debarred; each Party agrees to notify the other Party in writing promptly if it, or if it has knowledge that, any of its licensors or any entity acting on its behalf in any capacity in connection with the manufacture, development or commercialization of the Compound, Product, Semi-Finished Product or any Final Product, is debarred or becomes the subject of any threatened or pending action, suit, claim, investigation, legal or administrative proceeding relating to debarment; and

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(h)          Such Party shall perform its obligations hereunder in accordance with all Laws.

8.2           Additional Representations and Warranties of Titan as of the Effective Date and the Closing Date. Titan represents and warrants to Molteni that as of the Effective Date and as of the Closing Date:

(a)          Schedule 8.2(a) sets forth, for each patent, patent application, trademark registration and trademark application included in the Transferred Intellectual Property (the “Registered IP”), a true and complete list of (i) the title of such Registered IP, (ii) the name or names of the registered and beneficial owner of such Registered IP, (iii) in the case of patents and patent applications, the inventor or inventors of such Registered IP, together with a list of any assignment agreements entered into by such inventor or inventors in respect of such Registered IP, (iv) the jurisdiction of issuance, application or registration of such Registered IP, and (v) the patent number and application or publication number, or trademark registration number and application number for such Registered IP, as applicable.

(b)          Other than Encumbrances in favor of Molteni as collateral agent under the Amended and Restated Venture Loan and Security Agreement of even date herewith, Titan exclusively owns the Purchased Assets in the Territory; and the Purchased Assets are not subject to any Encumbrance. The Transferred Intellectual Property in the Territory constitutes all of the Patent Rights and Know-How Controlled by Titan which are necessary and sufficient for Molteni to develop, manufacture, commercialize and Promote the Final Product in the Territory;

(c)          Titan has not entered into any agreements, either oral or written, with any Third Party relating to the development, commercialization, manufacture or Promotion of the Product, Semi-Finished Product or any Final Product in or for the Territory, including any agreement granting rights under the Transferred Intellectual Property in the Territory, that are in conflict with the rights granted to Molteni under this Agreement;

(d)          Titan has not received any written notice from any Third Party asserting or alleging that the development, manufacture, use or sale of the Product, Product, Semi-Finished Product or any Final Product infringed, violated or misappropriated any rights of such Third Party in the Territory and, the development, manufacture, use or sale of the Product, Semi-Finished Product or any Final Product has not infringed, violated or misappropriated any rights of any Third Party in the Territory;

(e)          Other than reviews by the EMA, and non-final grant and examination proceedings of the Transferred Patents before the European Patent Office in the ordinary course of business, there are no pending legal suits or proceedings involving the Transferred Intellectual Property or the Product Semi-Finished Product or any Final Product; and to Titan’s knowledge, there are no threatened legal suits or proceedings in the Territory involving the Transferred Intellectual Property or the Product, Semi-Finished Product or any Final Product;

(f)          Molteni’s use, importation, transportation, promotion, marketing, distribution, offering to sell, selling or otherwise disposing of or offering to dispose of the Final Product in the Territory, will not, in either case, infringe, violate or misappropriate any Patent Rights or other intellectual property or proprietary rights of any Third Party, except to the extent that such infringement, violation or misappropriation arises from Molteni’s failure to comply with the terms of this Agreement, Applicable Laws (other than the underlying infringement, violation or misappropriation itself) and Regulatory Approvals;

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(g)          Neither Titan nor any of its Affiliates has commenced or threatened to commence, and no Person has commenced or threatened to commence on behalf of Titan or its Affiliates (including by putting a Third Party on notice of actual or potential infringement, violation or misappropriation, and have not invited any Third Party to enter into a license for the Transferred Intellectual Property), any action, suit, claim, investigation, legal or administrative proceeding against any other Person asserting the infringement by such Person or any Affiliate thereof of the Transferred Intellectual Property or claims set forth therein or otherwise relating to the Transferred Patent Rights.

(h)          No claim or demand has been asserted in writing against Titan alleging trademark infringement or misappropriation resulting from the use and/or registration of the Product Trademarks in existence as of the Effective Date;

(i)          The claims included in the issued Transferred Patent Rights Covering the Final Products are valid and in full force and effect, and the Registered IP is otherwise subsisting and enforceable. All fees required to be paid to the applicable Governmental Authority prior to the Effective Date to prosecute or maintain the Registered IP in the Territory have been filed and have been paid. To Titan’s knowledge, there is no prior art, intellectual property or conduct that it believes could reasonably render the Transferred Patents Rights invalid or unenforceable. To Titan’s knowledge, no disclosure, publication, offer for sale, public use or demonstration of any subject matter claimed in a Transferred Patents Right, or any obvious variant thereof, was made prior to the effective patent application filing date applicable to such claimed subject matter. There has been no assertion or claim made by any Person asserting invalidity, misuse or unenforceability of any of the Transferred Intellectual Property or challenging the right of Titan or its Affiliates to use, transfer, or otherwise have exclusive ownership of any of the Transferred Intellectual Property;

(j)          No person, other than former or current employees of Titan who are obligated in writing to assign his/her inventions to Titan, is an inventor of any of the inventions claimed in the Transferred Patents Rights Covering the Final Product held by Titan and filed or issued as of the Effective Date, except for those Third Party inventors of those inventions that fall within any such Transferred Patent Rights Covering the Final Products owned by Titan as to which Titan has obtained an assignment as of the Effective Date. All inventors of any inventions included within the Transferred Patent Rights owned by Titan that are existing as of the Effective Date have assigned or have a contractual obligation to assign or license their entire right, title and interest in and to such inventions and the corresponding Patent Rights to Titan. No present or former employee or consultant of Titan has any financial interest (other than salary, bonus or options or capital stock in Titan) in or to the Transferred Intellectual Property. No present or former employee or consultant of Titan owns or has any proprietary interest (other than salary, bonus or options or capital stock in Titan), direct or indirect, in the Transferred Intellectual Property;

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(k)          Titan has used commercially reasonable efforts to maintain the Transferred Know-How as confidential and, to Titan’s knowledge, no breach of such confidentiality has been committed by any Third Party;

(l)          The development of the Final Product that has been conducted prior to the Effective Date by Titan, and to Titan’s knowledge, all of its Third Party independent contractors, has been performed in compliance with all Laws;

(m)          (i) All Regulatory Documents filed with respect to the Product, Semi-Finished Product and/or Final Product were, at the time of filing, true, complete and accurate in all material respects and (ii) no adverse event information is known by Titan that is materially different in terms of the incidence, severity or nature of such adverse events than any which were filed as safety updates to the Regulatory Documents for the Final Product;

(n)          There are no Contracts in effect (including license or similar Contracts) that were entered into by or on behalf of Titan or any Affiliate thereof and that relate to or otherwise affect the Transferred Intellectual Property, including any such Contract relating to employment or consulting services or the acquisition or transfer of title to, or use or license of, any Transferred Intellectual Property by any Person. Without limiting the foregoing, neither Titan nor its Affiliates has entered into, and Molteni will not be subject to, any covenant not to sue or similar restrictions on the enforcement of the Transferred Intellectual Property as a result of any prior transaction, action or Contract related to or otherwise affecting the Transferred Intellectual Property, and there is no obligation imposed by a standards-setting organization on Titan or any Affiliate thereof to license any of the Transferred Intellectual Property, whether on particular terms or conditions or otherwise;

(o)          To Titan’s knowledge, neither it, its licensors, licensees, or any of its or their respective officers, employees, or agents (i) has made an untrue statement of material fact or fraudulent statement to EMA or any other Regulatory Authority with respect to the development of the Product, Semi-Finished Product or any Final Product or (ii) failed to disclose a material fact required to be disclosed to the EMA or any other Regulatory Authority with respect to the development of the Product, Semi-Finished Product or any Final Product; and

(p)          All information, documentation and other materials furnished or made available by Titan to Molteni during Molteni’s period of due diligence prior to the Effective Date or during the Agreement Term are and will be true, complete, and correct in all material respects.

8.3           Titan Covenants.

(a)          Titan shall use commercially reasonable efforts to perform the Services in a timely professional and workmanlike manner using reasonable skill and care by competent and trained personnel.

(b)          Titan shall not take any action or agree to any obligation with any Person, contractual or otherwise, that is in conflict with the terms of this Agreement.

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8.4           Disclaimer of Additional Warranties. EXCEPT AS SET FORTH HEREIN, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF SUCH PURPOSE.

8.5           Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT BY A PARTY, A BREACH OF ARTICLE 12, OR FOR CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER ARTICLE 14, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS AND WITH RESPECT TO TITAN AS THE PARTY SEEKING DAMAGES, LOST MILESTONES OR LOST ROYALTIES).

9.           Patent Matters

9.1           Ownership. As between the Parties, Molteni shall have and retain all right, title and interest in or Control over, as applicable, all Transferred Patent Rights, inventions, discoveries, and Transferred Know-How concerning the Semi-Finished Product. As between the Parties, except as otherwise provided in and subject to the terms of this Agreement, (a) Titan shall have and retain all rights, title and interest in all inventions, discoveries and know-how relating to Semi-Finished Products, including formulations thereof, or methods of making or using same, or Improvements thereof, that are made, conceived, reduced to practice or generated, solely by Titan’s employees, agents, or other persons acting under its authority during the Agreement Term (“Titan Inventions”); (b) Molteni shall have and retain all rights, title and interest in all inventions, discoveries and know-how relating to the Final Products, including formulations thereof, or methods of making or using same, or Improvements thereof, that are made, conceived, reduced to practice or generated, singly by Molteni’s employees, agents, or other persons acting under its authority during the Agreement Term (“Molteni Inventions”); and (c) the Parties shall jointly own all right, title and interest in all inventions, discoveries and know-how relating to the Semi-Finished Products and the Final Products, including formulations thereof, or methods of making or using same, or Improvements thereof, that are made, conceived, reduced to practice or generated jointly during the Agreement Term by Titan’s employees, agents, or other persons acting under Titan’s authority and Molteni’s employees, agents, or other persons acting under Molteni’s authority (“Joint Inventions”). Titan shall notify Molteni promptly of the existence of any Titan Inventions, and Molteni shall notify Titan promptly of the existence of any Molteni Inventions. For the avoidance of doubt, subject to and solely in accordance with the rights and licenses granted under and the terms and conditions of this Agreement, during the Agreement Term, (i) Molteni shall have the exclusive (even as to Titan) right to use, practice and otherwise exploit any and all Titan Inventions and Joint Inventions in relation to the Final Product in the Territory, and to otherwise freely use the Joint Inventions other than in connection with the Final Product in the Titan Territory, (ii) Titan reserves the right to use, practice or otherwise exploit any and all Titan Inventions and/or Joint Inventions other than in relation to the Final Product in the Territory, and (iii) neither Party shall have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit Joint Inventions in the Territory, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Laws of any jurisdiction to require any such approval or accounting. Subject to the preceding sentence, Titan grants to Molteni during the Agreement Term an exclusive right and license (with the right to grant sublicenses through multiple tiers of sublicensees), under the Titan Inventions, (i) to import the Semi-Finished Product and to use, Promote, market, distribute, offer for sale, sell or otherwise make use of the Final Products in the Territory, and (ii) to make and have made the Final Product for sale, distribution and/or use in the Territory.

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9.2           Maintenance and Prosecution.

(a)          Molteni shall have the sole right, but not the obligation, to prepare, file, Prosecute and Maintain the Transferred Intellectual Property. Titan shall reasonably cooperate in all respects with Molteni in the conduct thereof and assist in all reasonable ways (including providing, and obtaining, from the respective inventors, prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers). The Parties will share equally any relevant cost incurred in connection with actions; provided, that any fees required to be paid by Molteni hereunder shall be reduced by an amount equal to any such costs borne by Molteni.

(b)          Molteni has the first right, but not the obligation, to prepare, file, Prosecute and Maintain the Joint Patents, at its own expense. Should Molteni undertake such efforts in relation to the Joint Patents, Molteni will provide to Titan a copy of all proposed filings at least five (5) Business Days in advance of the filing date and will consider in good faith the requests and suggestions of Titan with respect to filing and prosecuting the Joint Patents and will keep Titan informed of progress with regard to the preparation, filing, Prosecution and Maintenance of Joint Patents. In the event that Molteni desires to abandon any Joint Patent, Molteni will provide reasonable prior written notice to Titan of such intention to abandon (which notice will, in any event, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Joint Patent). In the event Molteni decides not to Prosecute or Maintain a Joint Patent, or to let any Joint Patent expire or go abandoned, Titan shall have the right, but not the obligation, at its sole expense, to Prosecute and Maintain such patent application or patent as owner thereof and, at Titan’s election and at its expense.

9.3           Third Party Infringement.

(a)          If (i) either party believes that a Joint Patent or any Transferred Intellectual Property is being infringed, violated or misappropriated by a Third Party in the Territory, or (ii) if a Third Party alleges that any Transferred Intellectual Property is invalid or unenforceable or claims that a Final Product, or its use, development, manufacture or sale infringes such Third Party’s intellectual property rights in the Territory, the Party possessing such belief or awareness of such claims shall promptly provide written notice to the other Party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

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(b)          Molteni shall have the sole right (but not the obligation) to be responsible for the initiation and prosecution of any legal, defense or enforcement action in connection with any infringement of (i) the Transferred Intellectual Property or (ii) the Joint Patents in the Territory. Titan shall join any such proceedings where reasonably requested to do so by Molteni. Titan shall reasonably cooperate in all respects with Molteni in the conduct thereof and assist in all reasonable ways (including providing, and obtaining, from the respective inventors, prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers). The Parties will share equally any relevant cost incurred in connection with such suit or action; provided, that any fees required to be paid by Molteni hereunder shall be reduced by an amount equal to any such costs borne by Molteni. Any recovery, damages or settlement derived from such suit or action shall be retained in its entirety by Molteni.

(c)          For clarity, under no circumstance shall Molteni be held liable for damages payable by Titan to any Third Party in relation thereto and Titan shall indemnify and hold Molteni harmless with respect thereto.

(d)          If a Transferred Patent Right in effect as of the Effective Date for the Final Product and/or any of the material claims therein ceases to be valid as a result of litigation on an alleged infringement of applicable intellectual property and no other material Valid Claim exists in said country and a Competitive Product is being marketed in said country by a Third Party, then Molteni shall cease to pay any Earn Out Payments as to such country.

9.4           Patent Term Extensions. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by either Party. Any expenses incurred by the Parties in connection with the foregoing shall be borne equally by the Parties; provided, that Molteni may offset any such costs against any payments due to Titan hereunder.

10.         Trademark Matters

10.1         General. It is the intent of the Parties that Molteni will use the Product Trademarks on and in connection with the marketing, sale, advertising and/or Promotion of Final Products in the Territory; provided, that Molteni shall not be obligated to use any of the Product Trademarks to the extent Molteni otherwise determines in its sole discretion.

10.2         Use of Product Trademarks. All packaging materials, package inserts, labels, labeling, and marketing, sales, advertising and Promotional Materials relating to the Final Products and distributed in the Territory shall use the Product Trademark as determined in Molteni’s sole discretion.

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10.3         Avoidance of Confusion.

(a)          The Parties hereby acknowledge and agree that, as between the Parties, upon the Closing, Molteni is the sole and exclusive owner of all right, title, and interest in the Product Trademarks and has the sole and exclusive right to use, register, apply to register, license and authorize others to use the Product Trademarks in the Territory, including with other words and/or designs, or on or in connection with goods and/or services in the Territory. Titan shall not use, apply for, register, license, or authorize others, including without limitation any of its Affiliates, to use the Product Trademarks or any confusingly similar mark on similar goods and/or services in the Territory, including with other words and/or designs, or on or in connection with advertising, marketing, promoting, distributing, importing, or selling similar goods and/or services in the Territory. Notwithstanding anything to the contrary, and the Parties agree that the Titan may use any foreign equivalents, translations or counterparts of the Trademark in the Titan Territory.

(b)          The Parties mutually believe that the continued use and registration of the Product Trademarks in the Territory in connection with the goods and/or services relating to Titan’s and Molteni’s businesses in accordance with the terms of this Agreement is not likely to cause confusion. In the event that actual confusion should arise, or either Party reasonably believes that a likelihood of confusion may arise, in connection with the Parties’ respective uses of the Product Trademarks in the Territory, the Parties will fully cooperate in an effort to eliminate such confusion and to avoid the possibility of such a likelihood of confusion.

(c)          For the avoidance of doubt, the Parties acknowledge and agree that, Molteni may establish websites at top level domain names using the Product Trademarks, and make use of the Product Trademarks in social media, in the Territory, all of which may be viewed by individuals in the Titan Territory, and that Molteni’s use of the Product Trademarks on the Internet in top level domains or in country code domains corresponding to the Territory shall not be deemed a use of the Product Trademarks in the Titan Territory. Likewise the Parties acknowledge and agree that Titan may establish websites at top level domain names using the Product Trademarks, and make use of the Product Trademarks in social media, in the Territory, all of which may be viewed by individuals in the Territory, and that Titan’s use of the Product Trademarks on the Internet in top level domains or in country code domains corresponding to the Titan Territory shall not be deemed a use of the Product Trademarks in the Territory.

11.         Adverse Experiences/ Pharmacovigilance and Drug Safety

11.1         Prior to MAA Transfer Date. Prior to the MAA Transfer Date, Titan shall be responsible for the timely filing with the applicable Regulatory Authority of all Adverse Experience reports in the Territory in accordance with Applicable Law.

11.2         Titan’s Responsibility. At all times, all activities connected to global drug safety, pharmacovigilance and global safety labeling relating to the Product are Titan’s responsibility. In this respect, prior to the MAA Transfer Date, the Parties shall execute a separate pharmacovigilance agreement in compliance with applicable European Laws and regulations. In addition, the Parties shall exchange any information relating to alerts, batch recall or manufacturing deficiencies as soon as they became aware of such, in each case, subject to Applicable Law.

11.3         Following MAA Transfer Date.

(a)          Following the MAA Transfer Date, all activities related to local drug safety and pharmacovigilance in the Territory, including timely filing with the applicable Regulatory Authority of all Adverse Experience reports in the Territory, shall be Molteni’s responsibility and subject to Applicable Law.

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(b)          Molteni shall report all material and adverse events, including Adverse Experience reports, to Titan to ensure global coordination of adverse events. The Parties shall exchange any information relating to alerts, batch recall or manufacturing deficiencies as soon as they became aware of such, in each case, subject to Applicable Law.

(c)          Such exchange shall provide for the exchange of all safety information between the Parties sufficient to enable each Party to comply with its legal obligations to report to the applicable Regulatory Authority, include any measures necessary for each Party to comply with Laws applicable to such Party. Each Party shall promptly provide the other Party with copies of all such reports, analyses, summaries and all submissions to the FDA or any other Regulatory Authority. The Adverse Experience procedures utilized in the preparation and filing of such reports will incorporate the provisions set forth in Section 11.4 (Reporting).

11.4         Reporting. Prior to Launch, Molteni will establish a toll-free phone number for patients, physicians and others to report Adverse Experiences. The costs of such reporting and of all services provided by any Third Party contractor in connection with Adverse Experiences hereunder shall be borne by Molteni. Molteni or a Third Party contractor will timely collect reasonable information about the Adverse Experiences, initiate and conduct reasonably required investigations, interact with Titan if physical or other testing of a Final Product appears to be reasonably required, determine the nature of the Adverse Experience based on data and reports it has obtained, and issue any reports, analyses or summaries of its activities as may be required by Law. Copies of all such reports, including reports filed by Titan with the applicable Regulatory Authority, will be promptly provided to Molteni.

11.5         Correspondence. All safety related reports and correspondence shall be addressed to such safety representative as may be designated by Molteni and Titan.

12.         Confidentiality and Publicity

12.1         Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the Agreement Term and thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a)          is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party or subject to any confidentiality obligation, as documented by business records;

(b)          is or becomes properly in the public domain or knowledge without breach by either Party or such Party’s Affiliates or their respective employees, officers, directors, agents or representatives; or

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(c)          is subsequently disclosed to a receiving Party by a Third Party who, to the knowledge of the receiving Party, is lawfully able do so and, to the knowledge of the receiving Party, is not under an obligation of confidentiality to the disclosing Party.

12.2         Permitted Disclosure of Proprietary Information. Notwithstanding Section 12.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a)          to governmental or other regulatory agencies in order to obtain Patent Rights pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Final Products, but such disclosure may be made only to the extent reasonably necessary to obtain such Patent Rights or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the FDA or another Regulatory Authority;

(b)          in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates; potential or actual collaborators (including potential sublicensees); potential or actual investment bankers, accountants, investors, lenders, or acquirers; or employees, independent contractors (including consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 12 or to counsel for such Party; provided, however, that the receiving Party shall (i) undertake reasonable precautions to safeguard and protect the confidentiality of the Proprietary Information; (ii) remain responsible for any failure by any Person who receives Proprietary Information pursuant to this Article 12 to treat such Proprietary Information as required under this Article 12; and (iii) take all reasonable measures to restrain the receiving Party and any such Persons from prohibited or unauthorized disclosure or use in violation of this Article 12; or

(c)          if required to be disclosed by Law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

If and whenever any Proprietary Information is disclosed in accordance with this Section 12.2, such disclosure shall not cause any such information to cease to be Proprietary Information except to the extent that such disclosure results in an authorized public disclosure of such information (other than in breach of this Agreement). Where reasonably possible and subject to Section 12.3, the receiving Party shall promptly notify the disclosing Party of the receiving Party’s intent to make such disclosure pursuant to Sections 12.2(a)–12.2(c) sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the receiving Party shall cooperate with the disclosing Party in such efforts.

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12.3         Disclosure of Agreement to Governmental Authority. Without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the United States Securities and Exchange Commission and any successor agency having substantially the same functions (the “SEC”), other Governmental Authority or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority or securities exchange, and may distribute any such filing in the ordinary course of its business; provided however, that the Party seeking such previously undisclosed disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information in its entirety to comply with Applicable Law) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within two (2) Business Days of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization that are the subject of this Agreement, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed, or otherwise provide a good faith reason to the other Party why such disclosure was not removed. Notwithstanding the foregoing, with respect to an SEC filing that includes this Agreement or any amendment hereto, the Party seeking the disclosure shall provide the other Party two (2) Business Days to review such disclosure and propose redactions to the Agreement to be filed with the SEC, which proposed redactions shall be applied except to the extent such redactions are rejected by the SEC, in which case the Parties will work together in good faith to resolve.

12.4         Publications. Titan and Molteni each acknowledge the other Party’s interest in publishing its results related to the Final Products to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Accordingly, neither Party shall submit for written or oral publication any manuscript, abstract or the like relating to the Final Products without the prior consent of the other Party, not to be unreasonably withheld or delayed. Any Party proposing to submit such publication shall deliver the proposed publication or an outline of the oral disclosure at least ten (10) Business Days prior to planned submission or presentation (twenty-four (24) hours for a meeting abstract). At the reasonable request of the other Party, the submission of such publication may be reasonably delayed as necessary for any issues of patent protection to be addressed. In the absence of any such request, upon expiration of the applicable period referred to in this Section 12.4 the publishing Party shall be free to proceed with the publication or presentation even if consent is not affirmatively provided. If the other Party requests reasonable modifications to the publication necessary to prevent disclosure of trade secret, Proprietary Information or proprietary business information prior to submission of the publication or presentation, the publishing Party shall so edit such publication. The contribution of each Party, if any, shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

12.5         Other Public Statements.

(a)          The parties will agree on the content of any press release relating to this Agreement, and neither party shall make public the parties’ relationship, or any of the terms herein except as required by applicable securities or regulatory laws (as set forth in Section 12.3) without the prior written consent of the other party.

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(b)          Except as set forth in this Agreement or as required by Law, neither Party shall make any press release or other announcement to the general public or other disclosure to a Third Party relating to the Final Products without the prior written consent of the other Party, which consent shall include agreement upon the nature and text of such announcement or disclosure and shall not be unreasonably withheld or delayed. Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within forty-eight (48) hours of receipt) review and recommend changes to any press release or announcement regarding this Agreement or the subject matter of this Agreement; provided, however that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to the Final Products since the date of the previous disclosure.

12.6         No Rights to Use Name of Other Party. Except as provided herein, neither Party shall use the name, trademark, trade name or logo of the other Party in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law.

13.         Term

13.1         Term. This Agreement shall be effective as of the Effective Date and shall extend for a period that shall remain in force for the Final Product and country in the Territory on a country-by-country basis (the “Agreement Term”) as to each country until the later of (i) termination of any applicable data exclusivity period, (ii) the expiration of the last Valid Claim of Patent Rights Covering the Final Product in each country, or (iii) fifteen (15) years from the execution of the Agreement; provided, that clause (iii) shall terminate for any country in the Territory when any Competitive Product enters the market.

13.2         Expiration. Upon expiration of the Agreement Term, Molteni will no longer be liable for any Earn-Out Payments or milestone payments.

13.3         Reserved.

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13.4         Rights Not Affected. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Molteni and Titan shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against a Party under the Bankruptcy Code, the other Party shall be entitled to all applicable rights under Section 365 (including 365(n)) of the Bankruptcy Code. Upon rejection of this Agreement by Titan or a trustee in bankruptcy for Titan, pursuant to Section 365(n) Molteni may elect (a) to treat this Agreement as terminated by such rejection or (b) to retain its rights (including any right to enforce any exclusivity provision of this Agreement, but excluding any other right under non-bankruptcy law to specific performance of this Agreement) to intellectual property (including any embodiment of such intellectual property to the extent protected by applicable non-bankruptcy law as such rights existed immediately before such bankruptcy case commenced) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by Molteni as of right, subject, however, to the continued payment of all amounts owing under Section 7.2 of this Agreement, all of which amounts shall be deemed to be royalties for purposes of Section 365(n) of the Bankruptcy Code. For the avoidance of doubt, other than those payments paid by Molteni to Titan pursuant to Section 7.2, no other amounts payable under this Agreement shall be deemed royalties for purposes of Section 365(n) of the Bankruptcy Code. If, following rejection of this Agreement, Molteni wishes to retain its rights hereunder, then upon Molteni’s written request to the trustee in bankruptcy or to Titan, the trustee or Titan, as applicable, shall (i) provide to Molteni any intellectual property (including any embodiment of such intellectual property) held by the trustee or Titan and shall provide to the Molteni a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and (ii) not interfere with the rights of Molteni to such intellectual property as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such intellectual property (or such embodiment or duplicates thereof) from a Third Party.

13.5         Reserved.

13.6         Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including all accrued payment obligations arising under Articles 6 and 7. In addition to any other provisions of this Agreement that, by their terms continue after the expiration of this Agreement, Articles 1 (Definitions), 15 (Dispute Resolution) and 16 (Miscellaneous), Sections 2.10 (Further Assurances), 7.4 (Reports and Payments), 7.5 (Taxes), 7.6 (Audits), 8.4 (Disclaimer of Additional Warranties), 8.5 (Limitation of Liability), 9.1 (Ownership of Inventions), 9.2 (Prosecution and Maintenance of Joint Patents), 13.4 (Rights Not Affected), and this 13.6 (Survival) shall survive the expiration or termination of this Agreement. Additionally, the provisions of Articles 12 and 14 shall survive the expiration or termination of this Agreement. In addition, any other provisions required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at Law, or in equity, or otherwise.

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13.7         Step-in Rights. In the event (a) of a material disruption to any of the services to be performed by Titan under this Agreement, including those services contemplated by Article 4, Article 6 and Article 11 hereunder (the “Services”) (including a disruption due to Force Majeure), (b) of repeated Services performance failures (provided that Molteni gives notice to Titan of such repeated Services performance failures and Molteni’s intent to exercise its step in rights and provides Titan with a reasonable period, not to exceed thirty (30) days, to cure such Services performance failures), (c) Titan states that it is unable to perform, or refuses to perform, any Services, or (d) Molteni is directed, or required, by a Law or Governmental Authority to step in, Molteni may, in each case, step in and supervise or perform, or designate a Third Party to step in and supervise or perform, Titan’s performance of the impacted Services, until such time that Titan can demonstrate the ability to resume the performance of such Services (the date Molteni steps-in, the “Step-In Date”). Titan shall be liable for Molteni’s costs and expenses incurred as a result of exercising its rights under this Section. Molteni’s exercise of its rights under this Section shall not constitute a waiver by Molteni of any rights it may have (including Molteni’s rights in Sections 6.2, 7.7 and 16.5) before, on or after the Step-In Date. Titan shall cooperate with Molteni in respect of such step-in including by providing access to resources and any other assistance and information reasonably requested by Molteni. If Molteni exercised its step-in rights, Molteni may elect to cease exercising its right to step-in at any time by giving notice to Titan (“Step-Out Notice”). Within three (3) Business Days after the Step-In Date, Titan shall develop a plan to demonstrate to Molteni how it shall resume the proper performance of the applicable Services (“Step-Out Plan”), and shall provide such Step-Out Plan to Molteni for approval. Approval by Molteni of the Step-Out Plan shall not constitute a waiver by Molteni of any rights it may have if Titan is unable to perform any of its obligations in accordance with the terms of this Agreement after the Step-Out Date. The Step-Out Plan and delivery of the Services shall remain Titan’s responsibility. Following receipt and review of any Step-Out Plan, Molteni shall either (a) confirm the date for resumption of the affected Services by Titan as being the date set out in the Step-Out Notice or (b) revise the date to reflect the time to implement the Step-Out Plan and the state of readiness of Titan; which date shall be no later than thirty (30) days after the resumption of the Services by Titan. The date notified by Molteni under clause (a) or clause (b) shall be the “Step-Out Date”. Once Molteni has notified Titan of a Step-Out Date, Titan shall devote all necessary resources to implement the Step-Out Plan such that delivery of the affected Services by Titan is restored to the level of service set forth in Section 8.3(a), and that the affected Services are delivered in accordance with all other provisions of this Agreement from the Step-Out Date. During any step-in period, the Parties shall meet at least weekly to discuss progress toward remedying the event which gave rise to exercise of the step-in right, including deciding whether or not Titan can resume performance of the affected Services.

14.         Indemnification and Insurance

14.1         Indemnity.

(a)          Parties. For purposes of this Article 14, “Titan Indemnified Parties” refers to Titan, its Affiliates and the officers, directors, employees, shareholders, agents and successors and assigns of Titan and its Affiliates, and “Molteni Indemnified Parties” refers to Molteni, its Affiliates and officers, directors, employees, shareholders, members, partners, agents and successors and assigns of Molteni and its Affiliates.

(b)          Limitations. In no event shall either Party be liable for or have any obligation to compensate or indemnify the other Party’s indemnified Parties for any indirect or consequential damages claimed by such other Party other than in connection with their respective indemnification obligations set forth in this Article 14, including the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement or breach thereof.

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14.2         Molteni Indemnification. Molteni shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Titan Indemnified Parties from and against from and against any and all Losses incurred by any of them in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) in connection with, arising from or occurring as a result of: (a) the material breach by Molteni of any of its obligations under this Agreement; (b) the material breach or inaccuracy in any material respect of any representation or warranty made by Molteni in this Agreement; (c) other than in accordance with this Agreement (including to the extent related to or caused by Titan’s performance of its obligations pursuant to Article 4, Article 6 or Article 11 hereunder), the manufacturing, use, marketing, sale, promotion, packaging, labeling, storage or distribution of the Final Products in the Territory by Molteni, its Affiliates or any of its or their respective sublicensees or Marketing Distributors, including any death, personal injury or other product liability arising out of or related to the Final Products, and excluding any claims by a Third Party that the manufacturing, use, marketing, sale, promotion, packaging, labeling, storage or distribution of the Final Products in the Territory by Molteni infringes, misappropriates or otherwise violates any patent or other intellectual property or proprietary right of such Third Party; (d) any Assumed Liability or (e) the gross negligence, fraud or willful misconduct of any Molteni Indemnified Party in performing any activities in connection with this Agreement, in each case except for those Losses for which Titan has an obligation to indemnify any Molteni Indemnified Parties pursuant to Section 14.3, as to which Losses each Party shall indemnify each of the Titan Indemnified Parties or Molteni Indemnified Parties, as applicable, for the applicable Losses to the extent of its responsibility, relative to the other Party, for the facts underlying the applicable Third Party Claim.

14.3         Titan Indemnification. Titan shall indemnify, defend and hold harmless to the fullest extent permitted by Law the Molteni Indemnified Parties from and against from and against any and all Losses incurred by any of them in connection with any and all Third Party Claims in connection with, arising from or occurring as a result of: (a) the material breach by Titan of any of its obligations under this Agreement; (b) the material breach or inaccuracy in any material respect of any representation or warranty made by Titan in this Agreement; (c) claims relating to the manufacturing, use, marketing, sale, promotion, packaging, labeling, storage or distribution of Semi-Finished Products, including any death, personal injury or other product liability arising out of or related to the Semi-Finished Products; (d) the gross negligence, fraud or willful misconduct of any Titan Indemnified Party in performing any activities in connection with this Agreement; (e) any claims by a Third Party that the manufacturing, use, marketing, sale, promotion, packaging, labeling, storage or distribution of the Final Products in the Territory by Molteni infringes, misappropriates or otherwise violates any patent or other intellectual property or proprietary right of such Third Party, except to the extent that such infringement, violation or misappropriation arises from Molteni’s failure to comply with the terms of this Agreement, Applicable Laws (other than the underlying infringement, violation or misappropriation itself) and Regulatory Approvals; (f) any Excluded Liability; or (g) any claim by any upstream licensor of Titan, in each case except for those Losses for which Molteni has an obligation to indemnify any Titan Indemnified Parties pursuant to Section 14.2, as to which Losses each Party shall indemnify each of the Molteni Indemnified Parties or Titan Indemnified Parties, as applicable, for the applicable Losses to the extent of its responsibility, relative to the other Party, for the facts underlying the applicable Third Party Claim.

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14.4         Indemnification Procedure. Each Party shall promptly notify the other Party in writing of any Third Party Claim. Concurrent with the provision of notice pursuant to this section, the indemnified Party shall provide to the other Party copies of any complaint, summons, subpoena or other court filings or correspondence related to such Third Party Claim and will give such other information with respect thereto as the other Party shall reasonably request. The indemnifying Party and indemnified Party shall meet to discuss how to respond to such Third Party Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify except to the extent such failure materially prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the indemnified Parties, including making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party Claim or suit that has been assumed by the indemnifying Party; provided however, that the indemnifying Party shall have no obligations with respect to any Losses resulting from the indemnified Party’s settlement of such Third Party Claim without the prior written consent of the indemnifying Party.

14.5         Settlement of Indemnified Claims. The indemnifying Party under Section 14.2 or 14.3, as applicable, shall have the sole authority to settle any indemnified Third Party Claim without the consent of the other Party; provided, however, that an indemnifying Party shall not, without the written consent of the other Party, as part of any settlement or compromise (a) admit to liability or fault on the part of the other Party; (b) agree to an injunction against the other Party; or (c) settle any matter or consent to any final judgment in a manner that (i) separately apportions fault to the other Party, (ii) requires a monetary payment by the other Party, or (iii) negatively affects the other Party’s rights in and to any of its intellectual property. The Parties further agree that as part of the settlement of any indemnified Third Party Claim, an indemnifying Party shall obtain a full, complete and unconditional release from the claimant on behalf of the indemnified Parties.

14.6         Insurance.

(a)          By Titan. Titan shall maintain in full force at its expense, commencing as of the Effective Date and for a period of three (3) years after any expiration of termination of this Agreement, a Commercial General Liability Insurance policy or policies (including coverage for Product Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury), with minimum limits of US$5,000,000 (five million dollars) per occurrence and in the aggregate and shall name Molteni as an additional insured on such policy against any and all claims for bodily injury, personal injury and property damage. Such insurance shall insure against all liability arising out of Titan’s (i) manufacture, use, sale, distribution, or marketing of the Products in the Titan Territory and (ii) manufacture of Semi-Finished Products in the Territory.

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(b)          By Molteni. Molteni shall maintain in full force at its expense, commencing prior to the MAA Transfer Date and for a period of three (3) years after any expiration of termination of this Agreement, a Commercial General Liability Insurance policy or policies (including coverage for Product Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury), with minimum limits of US$20,000,000 (twenty million dollars) per occurrence and in the aggregate and shall name Titan as an additional insured on such policy against any and all claims for bodily injury, personal injury and property damage. Such insurance shall insure against all liability arising out of Molteni’s manufacture, use, sale, distribution, or marketing of the Products and Final Products in the Territory.

(c)          Obligations. During the Agreement Term, each Party shall not permit such insurance to be reduced (other than by payment of Third Party Claims), expired or canceled without reasonable prior written notice, unless outside of the control of the Party, to the other Party. Upon request each Party shall provide Certificates of Insurance to the other Party evidencing the coverage specified herein. Except as expressly stated herein, a Party’s liability to the other is in no way limited to the extent of the Party’s insurance coverage.

15.         Dispute Resolution

15.1         Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Agreement Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

15.2         Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. If the Chief Executive Officers of the Parties cannot resolve the dispute within thirty (30) days after such notice is received, such dispute shall be resolved in accordance with the terms of Section 15.3.

15.3         Equitable Relief. Notwithstanding the foregoing provisions of this Article 15, either Party may bring an action for an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement. For the avoidance of any doubt, nothing in this Article 15 shall preclude, interfere with or modify either Party’s rights under Article 13 above with respect to the termination of this Agreement. Any dispute that is not resolved as provided in Section 15.2, whether before or after termination of this Agreement, will be resolved by litigation in the courts of competent jurisdiction located in New York, New York. Each Party hereby agrees to the exclusive jurisdiction of such courts and waives any objections as to the personal jurisdiction or venue of such courts.

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16.         Miscellaneous

16.1         Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from a Force Majeure event or act, omission or delay in acting by the other Party. The affected Party shall notify the other Party of such Force Majeure circumstances as soon as reasonably practicable. Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the Party suffering the Force Majeure shall use Commercially Reasonable Efforts to remedy its inability to perform.

16.2         Assignment. This Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that:

(a)          Titan may assign this Agreement to (i) an Affiliate of Titan or (ii) in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction (any of the foregoing, a “Corporate Transaction”), without such consent; and

(b)          Molteni may assign this Agreement to (i) an Affiliate of Molteni or (ii) in connection with a Corporate Transaction, without such consent.

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any purported assignment not in accordance with this Agreement shall be void.

16.3         Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

16.4         Notices.

(a)          Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement (but not including any notice required by this Agreement) shall be in writing and delivered by hand, sent by facsimile, or by overnight express mail (e.g., FedEx) to any one (1) member of the Steering Committee appointed by the Party which is to receive such written communication, or any other way as the Steering Committee deems appropriate.

(b)          Extraordinary notices and communications (including notices of termination, Force Majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service (e.g., FedEx), postage prepaid, or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), or sent by prepaid certified or registered air mail, return receipt requested, to the following addresses of the parties (or to such other address or addresses as may be specified from time to time in a written notice), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

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if to Titan to:

Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, CA 94080-1921
Attention: President & CEO (Sunil Bhonsle)
Fax No.: 650-244-4956

with a copy to:

Fran M. Stoller, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Fax No.: 212-214-0706

if to Molteni to:

L. Molteni & C. dei F.lli Alitti Società di Esercizio S.p.A.
Strada Statale 67
Frazione Granatieri
Scandicci (Florence), Italy
Attention: Giuseppe Seghi Recli
Fax No.: +39 055 720057

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Fax No.: 212 728 9968
Attn: Mark A. Cognetti, Esq.

Studio Legale Delfino e Associati
Willkie Farr & Gallagher LLP
Via Michele Barozzi, 2
20122 Milan
Attn: Maurizio Delfino

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

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16.5         Remedies.

(a)          Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at Law, in equity, by statute, in any other agreement between the Parties or otherwise.

(b)          Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agree that the other Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at Law or in equity.

(c)          No Further Obligations. If Titan materially breaches its performance of any of its material representations or obligations hereunder, and has not cured such breach within sixty (60) days (or, if such breach cannot be cured within such sixty (60) day period, if Titan does not commence and diligently continue actions to cure such breach during such sixty (60) day period and does not ultimately cure such breach within ninety (90) days after notice) after notice of such breach is provided by Molteni to Titan for other cases of breach, then in addition to any other rights and remedies that Molteni may at Law or in equity, Molteni shall have no further obligation to perform any of its obligations under Article 5 and Sections 2.8(a), 2.9(a), 6.1, 6.2, 6.4, and 6.5.

16.6         Applicable Law and Venue. This Agreement shall be governed and construed by the Laws of the State of New York without regard to principles of conflicts of laws and any dispute arising out of, or in connection with, this Agreement, shall be subject to the exclusive jurisdiction of any New York State or federal court located in the City of New York, County of Manhattan. The United Nations Convention On Contracts For The International Sale Of Goods shall not apply in any action, suit or proceeding arising out of or relating to this Agreement.

16.7         Entire Agreement. This Agreement, including the Schedules hereto, contains the entire understanding of the Parties with respect to the subject matter of this Agreement. All express or implied agreements and understandings, either oral or written, made on or before the Effective Date, including any offering letters or term sheets, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties.

16.8         Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other Party, without the prior consent of such other Party.

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16.9         Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

16.10         Headings; References; Interpretation. The captions to the several Articles, Schedules or Sections of this Agreement are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles, Schedules or Sections of this Agreement. Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. Any reference in this Agreement to an Article, Schedule or Section shall, unless otherwise specifically provided, be to an Article, Schedule or Section of this Agreement. “Herein” means anywhere in this Agreement. “Hereunder” and “hereto” means under or pursuant to any provision of this Agreement.

16.11         Counterparts. The Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to the Agreement transmitted by fax, by email in “portable document format” (“pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Sunil Bhonsle
	Name:	Sunil Bhonsle
	Title:	Chief Executive Officer

[Signature Page to Asset Purchase, Supply and Support Agreement]

L. MOLTENI & C. DEI F.LLI ALITTI SOCIETÀ DI ESERCIZIO S.P.A.

By:	/s/ Giuseppe Seghi Recli
	Name:	Giuseppe Seghi Recli
	Title:	Managing Director

[Signature Page to Asset Purchase, Supply and Support Agreement]

SCHEDULE 1.99

Titan House Marks

SCHEDULE 1.105

Transferred Core Patents

European Patent Application No. 12193435.0

Publication No. EP 2561860A

“Implantable Polymeric Device for Sustained Release of Buprenorphine”

Inventors: Rajesh A. PATEL and Louis R. BUCALO

SCHEDULE 3.1

Steering Committee Members

Titan designees:

Kate Beebe (the Steering Primary Contact pursuant to Section 3.1(c))

Marc Rubin

Molteni designees:

Bruno Fiorentino (the Steering Primary Contact pursuant to Section 3.1(c))

Federico Seghi Recli

SCHEDULE 6.3

Purchase Price

[*******]

SCHEDULE 8.2(a)

Registered IP

1.	European Patent Application No. 12193435.0

Publication No. EP 2561860A

“Implantable Polymeric Device for Sustained Release of Buprenorphine”

Inventors: Rajesh A. PATEL and Louis R. BUCALO

2.	The following trademark registrations with the European Union Intellectual Property Office:

a.	PROBUPHINE, Reg. No. 010891646 – Filing date of 5/17/2012, Registration date of 10/11/2012.
b.	PROBUPHINE, Reg. No. 017362781 – Filing date of 10/18/2017, Registration date of 1/29/2018.
c.	PROBUPHINE, Reg. No. 002707743 – Filing date of 5/16/2002, Registration date 10/27/2003.
d.	PRONEURA, Reg. No. 004940359 – Filing date of 3/1/2006, Registration date of 2/13/2007.

3.	The following trademark registrations with the Swiss Federal Institute of Intellectual Property:
a.	PRONEURA, Reg. No. 524391 – Filing date of 6/1/2004, Registration date of 8/3/2004.
b.	PROBUPHINE, Reg. No. 502931 – Filing date of 5/17/2002, Registration date of 9/5/2002.
c.	PROBUPHINE, Reg. No. 631889 – Filing date of 5/18/2012, Registration date of 7/16/2012.
d.	PROBUPHINE, Reg. No. 712054 – Filing date of 10/17/2017, Registration date 1/19/2018.

EXHIBIT A

Bill of Sale

See attached.

EXHIBIT B

IP Assignment Agreements

Forms to be executed by the Parties promptly following the Closing Date.

EXHIBIT C

Amended and Restated Venture Loan and Security Agreement

See attached.

EXHIBIT D

Rights Agreement

See attached.

EXHIBIT E

Warrant

See attached.